A.M. Castle & Co. 8-K

Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

TOTAL PLASTICS, INC.

and

TOTAL PLASTICS RESOURCES LLC

Dated as of March 11, 2016

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3.6	Litigation	18
3.7	Fees	18
3.8	Purchase for Investment; Receipt of Information	18
3.9	Limited Representations	18

ARTICLE IV Covenants of Seller		19

4.1	Cooperation by Seller	19
4.2	Conduct of Business	19
4.3	Access	20
4.4	No Solicitation	20
4.5	Intercompany Obligations and Contracts	20
4.6	Notice of Misstatements, Omissions and Developments	20
4.7	Insurance	21
4.8	Non-competition; Non-solicitation	23
4.9	Release	24
4.10	Further Assurances	25

ARTICLE V Covenants of Buyer		25

5.1	Cooperation by Buyer	25
5.2	Preservation of Books and Records	26
5.3	Use of Seller’s Name or Reputation	26
5.4	Insurance	26
5.5	Officer Indemnification	27
5.6	Confidentiality	27
5.6	Buyer Actions	27
5.6	Representations and Warranties Insurance Policy	27
5.9	Further Assurances	27

ARTICLE VI Conditions to Buyer’s Obligations		27

6.1	Representations, Warranties and Covenants of Seller	27
6.2	No Prohibitions	28
6.3	Closing Deliveries	28

ARTICLE VII Conditions to Seller’s Obligations		28

7.1	Representations, Warranties and Covenants of Buyer	28
7.2	No Prohibitions	28
7.3	Closing Deliveries	28

ARTICLE VIII Employment Matters		29

8.1	Employees and Employee Benefits	29
8.2	Other Benefits	30
8.3	WARN Act	30
8.4	No Third-Party Beneficiaries	30
8.5	Wage Reporting	30

ARTICLE IX Taxes		30

9.1	Tax Returns	30

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9.2	Apportionment of Taxes	31
9.3	Refunds	31
9.4	Audits	32
9.5	Cooperation	32
9.6	Transfer Taxes	33
9.7	Purchase Price Allocation Schedule	33

ARTICLE X Termination		33

10.1	Termination	33
10.2	Effect on Obligations	34

ARTICLE XI Indemnification		35

11.1	Survival	35
11.2	Indemnification	35
11.3	Procedures for Claims	36
11.4	Other Provisions	38

ARTICLE XII Definitions		40

12.1	Defined Terms	40
12.2	Interpretation	52

ARTICLE XIII Miscellaneous		53

13.1	Expenses	53
13.2	Exclusive Agreement	53
13.3	Seller Disclosure Schedule	53
13.4	No Third-Party Beneficiaries	54
13.5	Non-Assignment	54
13.6	Governing Law; Disputes	54
13.7	Successors and Assigns	55
13.8	Publicity	55
13.9	Severability	55
13.10	Specific Performance	55
13.11	Notices	55
13.12	Counterparts	57
13.13	Amendment	57
13.14	Extension; Waiver	57
13.15	Attorney-Client Privilege and Conflict Waiver	57

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT dated as of March 11, 2016 (this “Agreement”), is between Total Plastics, Inc., a Michigan corporation (“Seller”), and Total Plastics Resources LLC, a Delaware limited liability company (“Buyer”). Capitalized terms used in this Agreement are defined in Article XII.

RECITALS:

A.          Seller owns the Acquired Assets and is subject to the Assumed Liabilities.

B.          Seller owns 100% of the issued and outstanding equity interests (the “AFTECH Equity”) of Advanced Fabricating Technology, LLC, a Delaware limited liability company (“AFTECH”), and 100% of the issued and outstanding equity interests (the “PMC Equity” and, together with the AFTECH Equity, the “Acquired Equity”) of Paramont Machine Company, LLC, a Delaware limited liability company (“PMC” and, together with AFTECH, each an “Acquired Entity” and collectively the “Acquired Entities”).

C.          Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Acquired Assets (subject to the assumption by Buyer of the Assumed Liabilities).

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and agreements contained herein, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Transactions

1.1          Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, the Acquired Assets owned by Seller, free and clear of all Encumbrances, other than Permitted Encumbrances, which shall include the sale, assignment, transfer, conveyance and delivery to Buyer of all of the Acquired Equity, free and clear of all Encumbrances, other than as set forth under applicable securities laws, but for which an exemption applies with respect to the transfer of the Acquired Equity. Notwithstanding anything herein to the contrary, the Retained Assets will be retained by Seller and not sold, assigned, transferred, conveyed or delivered to Buyer.

1.2          Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Acquired Assets shall be the following:

(a)          (i) $52,300,000 (the “Base Purchase Price”), plus (ii) the amount, if any, by which Working Capital is greater than the Target Amount or minus (iii) the amount, if any, by which the Target Amount is greater than Working Capital; and

(b)          the assumption by Buyer at the Closing of the Assumed Liabilities in accordance with Section 1.4.

1.3          Payment of the Purchase Price.

(a)          Estimated Purchase Price. At least two Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth Seller’s estimate of Working Capital (the “Estimated Working Capital”) prepared consistent with and using the same methods, procedures, assumptions and adjustments as set forth in Schedule 1.3 (the “Working Capital Schedule”). The term “Estimated Purchase Price” shall mean an amount equal to (i) the Base Purchase Price, plus (ii) the amount, if any, by which the Estimated Working Capital is greater than the Target Amount or minus (iii) the amount, if any, by which the Target Amount is greater than the Estimated Working Capital.

(b)          Payment at Closing. At the Closing, Buyer shall pay the entire Estimated Purchase Price as follows:

(i) to each of the Persons set forth on a schedule delivered by Seller to Buyer prior to the Closing, on behalf of Seller, an amount equal to the Transaction Expenses owed to such Person as set forth on such schedule, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on such schedule;

(ii) to the Escrow Agent an amount equal to $1,500,000 (the “Working Capital Adjustment Escrow Amount”) shall be remitted to the Escrow Agent by wire transfer of immediately available funds to the account specified by the Escrow Agent prior to Closing, for further distribution by the Escrow Agent pursuant to the terms of the Escrow Agreement; and

(iii) to Seller, the remaining amount of the Estimated Purchase Price, by wire transfer of immediately available funds to a bank account or accounts specified by Seller to Buyer prior to the Closing.

(c)          Closing Statement. Within 60 days following the Closing Date, Buyer shall prepare and deliver to Seller a statement of Buyer’s calculation of actual Working Capital, together with all schedules and data as may be appropriate to support such calculation (the “Closing Statement”). The Closing Statement shall be prepared consistent with and using the same methods, procedures, assumptions and adjustments set forth on the Working Capital Schedule. The parties agree that the purpose of preparing the Closing Statement and determining the actual Working Capital and the related purchase price adjustment contemplated by this Section 1.3 is to measure the amount of Working Capital in accordance with the Working Capital Schedule, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Statement or determining Working Capital unless otherwise provided for in the Working Capital Schedule. In connection with Seller’s review of the Closing Statement, Seller and its representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Buyer or any of its Affiliates or its or its Affiliates’ representatives in connection with Buyer’s preparation of the Closing Statement, and to finance personnel of Buyer and any of its Affiliates and any other information which Seller reasonably requests, and Buyer shall, and shall cause its Affiliates to, cooperate reasonably with Seller and its representatives in connection therewith.

(d)          Disputes. Seller may dispute the Closing Statement and shall notify Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the nature of such dispute and the basis therefor, within 20 days of Seller’s receipt of the Closing Statement from Buyer (the “Dispute Notice”). In the event of such a dispute, Seller and Buyer shall in good faith attempt to resolve any such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the parties are unable to resolve any such dispute within 15 Business Days after the Dispute Notice is given by Seller to Buyer, either party may submit the items remaining in dispute for resolution to the Independent Accountant. Buyer and Seller shall jointly retain the Independent Accountant to resolve such remaining disputed items. Promptly, but no later than 20 Business Days after the Independent Accountant is engaged by Buyer and Seller, the Independent Accountant shall determine, based solely on presentations by Seller and Buyer, and not by independent review, only those issues remaining in dispute and shall render a report as to the dispute and the resulting computation of actual Working Capital which shall be final, binding and conclusive on the parties, and shall be used to calculate the actual Purchase Price. In resolving any disputed item, the Independent Accountant shall be bound by the provisions of this Section 1.3 and may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs and expenses of the Independent Accountant (i) shall be borne by Seller in the proportion that the aggregate dollar amount of such remaining disputed items so submitted that are unsuccessfully disputed by Seller (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by Buyer in the proportion that the aggregate dollar amount of such remaining disputed items so submitted that are successfully disputed by Seller (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of such items so submitted. Seller and Buyer each shall make available to the other (upon the request of the other) their respective work papers generated in connection with the preparation or review of the Closing Statement.

(e)          Purchase Price Adjustment and Payment. The actual Working Capital shall be deemed final for the purposes of this Section 1.3(e) upon the earliest of (i) the failure of Seller to deliver the Dispute Notice, (ii) the resolution of all disputes by Seller and Buyer pursuant to Section 1.3(d) and (iii) the resolution of all disputes by the Independent Accountant pursuant to Section 1.3(d). Within three Business Days of such amounts being deemed final, the adjustment or adjustments of the Estimated Purchase Price shall be made as follows:

(i) in the event that the Purchase Price is greater than the Estimated Purchase Price, Buyer shall pay to Seller an amount equal to the difference between the Purchase Price and the Estimated Purchase Price in the manner provided below and Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent to release the entire Working Capital Adjustment Escrow Amount to Seller; and

(ii) in the event that the Purchase Price is less than the Estimated Purchase Price, Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent to release (A) that portion of the Working Capital Adjustment Escrow Amount equal to the shortfall to Buyer, and (B) the remainder of the Working Capital Escrow Amount, if any, to Seller; provided that if the shortfall exceeds the Working Capital Adjustment Escrow Amount, then Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent to release the entire Working Capital Escrow Amount to Buyer, and Seller shall pay to Buyer an amount equal to the difference between the Estimated Purchase Price and the Purchase Price, less the Working Capital Escrow Amount delivered to Buyer, in the manner provided below.

Such payments, in the case of a payment to be made by Seller, shall be made, within three Business Days of the determination of any such adjustment, to Buyer by wire transfer in immediately available funds to an account or accounts designated by Buyer, and, in the case of a payment to be made by Buyer, shall be made, within three Business Days of the determination of any such adjustment, to Seller by wire transfer in immediately available funds to an account or accounts designated by Seller.

1.4          Assumption of Liabilities. As additional consideration for the purchase of the Acquired Assets, Buyer shall, at the Closing, assume, agree to perform, and in due course pay and discharge the Assumed Liabilities. Notwithstanding anything herein to the contrary, Buyer shall not assume any, and Seller shall continue to be responsible for each, Retained Liability.

1.5          Closing. The closing of the transactions contemplated hereby (the “Closing”) shall occur within three (3) Business Days after the date on which all of the conditions (except those conditions that are to be satisfied at Closing) set forth in Articles VI and VII have been satisfied or waived at the offices of Winston & Strawn LLP located at 35 West Wacker Drive, Chicago, Illinois 60601, at 9:00 a.m. local time, or at such other place, date and time as the parties shall mutually agree (the “Closing Date”). The delivery of all documents and the performance of all acts at the Closing shall be deemed to have occurred or to have been taken simultaneously, and the Closing shall be deemed to be effective as of the close of business (local time in the respective offices of Seller) on the day immediately preceding the Closing Date. By mutual agreement of the parties, the Closing may take place by conference call and electronic (i.e., email/PDF) or facsimile delivery.

1.6          Closing Deliveries.

(a)          On the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i) the certificate(s), if any, representing all of the Acquired Equity registered in the name of Seller, accompanied with a duly executed unit power or other form of assignment or transfer;

(ii) a Bill of Sale and Assignment Agreement, substantially in the form of Exhibit A (the “Bill of Sale”), as executed by Seller;

(iii) the written resignations of each director and officer of the Acquired Entities as Buyer shall direct in writing to Seller at least five days prior to the Closing Date;

(iv) copies of all release of liens from the third parties listed on Schedule 1.6(a), each in form and substance reasonably satisfactory to Buyer;

(v) a duly completed and executed certification from Seller certifying that Seller is not a foreign person within the meaning of Code Section 1445;

(vi) a certificate of the secretary or an assistant secretary of Seller certifying as to its articles of incorporation, bylaws and resolutions of the Board of Directors of Seller approving the transactions contemplated hereby;

(vii) for Seller, a certificate of good standing from the Secretary of State of the State of Michigan, as of a date not earlier than ten days prior to the Closing Date;

(viii) for each Acquired Entity, a certificate of good standing from the Secretary of State of the State of Delaware, as of a date not earlier than ten days prior to the Closing Date; and

(ix) a duly executed and notarized special warranty deed substantially in the form of Exhibit B, conveying fee simple title to the Michigan Property to Buyer subject to no Encumbrances other than Permitted Encumbrances.

(b)          On the Closing Date, Buyer shall deliver, or cause to be delivered, to Seller the following:

(i) an Assumption Agreement, substantially in the form of Exhibit C, executed by Buyer in favor of Seller;

(ii) the Bill of Sale, as executed by Buyer;

(iii) the duly executed R&W Policy in form and substance reasonably satisfactory to Seller and the R&W Policy shall be in full force and effect;

(iv) a certificate of the secretary or an assistant secretary of Buyer certifying as to its organizational documents and resolutions of the Board of Directors of Buyer (or equivalent governing body) approving the transactions contemplated hereby; and

(v) for Buyer, a certificate of good standing (or comparable certificate) from the appropriate Governmental Authority of the jurisdiction in which it is organized, as of a date not earlier than ten days prior to the Closing Date.

(c)          Buyer and Seller will enter into an escrow agreement (the “Escrow Agreement”) with Wilmington Trust, N.A. (the “Escrow Agent”), in the form attached hereto as Exhibit D.

1.7          Tax Withholding. Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable, or deemed to be paid, pursuant to this Agreement any withholding Taxes required under the Code or any applicable Governmental Authority to be deducted and withheld; provided, however, Buyer shall give Seller notice of its intent to deduct or withhold at least two (2) Business Days prior to making such deduction or withholding. Buyer, Seller and each of their respective Affiliates shall cooperate in good faith to eliminate or reduce any required deduction and withholding.

ARTICLE II

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer, except as otherwise set forth in the disclosure schedule delivered by Seller to Buyer concurrently herewith (as amended in accordance with Section 4.6, the “Seller Disclosure Schedule”), as follows:

2.1          Acquired Entities’ Organization; Power and Authority; and Qualification.

(a)          Each Acquired Entity is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite entity power and authority to own, lease and operate the properties and assets it currently owns or leases and to carry on the Business as it is currently conducted by it.

(b)          Each Acquired Entity is duly licensed or qualified to do business as a foreign entity in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except, in each case, where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect.

2.2          Seller’s Organization; Corporate Authority and Approval. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan. Seller has all requisite corporate power and authority to enter into, and perform its obligations under, this Agreement and the Transaction Documents to which it is a party. The execution and delivery by Seller of this Agreement and each Transaction Document to which it is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been, and each Transaction Document to which Seller is a party upon the execution and delivery by Seller thereof will be, duly executed and delivered by Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer and of the Transaction Documents by each other party thereto) constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

2.3          Capitalization. Seller is the record and beneficial owner of all of the Acquired Equity. Each of the Acquired Entities is a wholly-owned, direct Subsidiary of Seller. Other than the Acquired Equity there are no other equity securities of either AFTECH or PMC outstanding. There are no securities outstanding convertible into, exchangeable for or carrying the right to acquire, or any voting agreements with respect to, any equity securities of any Acquired Entity or any subscriptions, warrants, options, rights or other arrangements obligating any Acquired Entity to issue or acquire any of its equity securities. No Acquired Entity, directly or indirectly, owns any equity or similar interest in, or any interest convertible into, exchangeable for, or carrying the rights to acquire, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

2.4          Title to Acquired Equity. Except as set forth in Section 2.4 of the Seller Disclosure Schedule, Seller owns all of the Acquired Equity, free and clear of any Encumbrances and, at the time of Closing, all Acquired Equity shall be free and clear of all Encumbrances, including the encumbrances set forth on Section 2.4 of the Seller Disclosure Schedule.

2.5          Governmental Consents. Except as set forth on Section 2.5 of the Seller Disclosure Schedule, no material consent, approval, waiver or authorization of, or exemption by, or filing with, any Governmental Authority (each, a “Governmental Consent”) is required in connection with the execution and delivery by Seller of this Agreement or any Transaction Document to which it is a party or the performance by it of its obligations hereunder or thereunder (excluding Governmental Consents, if any, which Buyer is required to obtain or make, as to which no representations or warranties are made by Seller).

2.6          No Conflicts. Except as set forth in Section 2.6 of the Seller Disclosure Schedule, the execution and delivery of, and performance by Seller of its obligations under, this Agreement and each Transaction Document to which it is a party will not, with or without the giving of notice or the lapse of time, or both, subject to obtaining any Governmental Consents referred to in Section 2.5 of the Seller Disclosure Schedule, (i) violate any provision of the organizational documents of Seller or any Acquired Entity, (ii) violate any law or Order applicable to Seller or any Acquired Entity or (iii) conflict with or result in the breach of any Material Contract in any material respect.

2.7          Financial Statements.

(a)          Seller has delivered to Buyer an unaudited statement of income for the years-ended December 31, 2015, December 31, 2014 and December 31, 2013 unaudited balance sheets of the Business as at December 31, 2015, December 31, 2014 and December 31, 2013 and unaudited balance sheets of the Business as at January 31, 2016 (the “Interim Balance Sheet Date”) and statements of income of the Business for the fiscal year-ended December 31, 2015 and statements of income of the Business for the one-month period ended on the Interim Balance Sheet Date (collectively, the “Financial Statements”). The Financial Statements reflect in all material respects the financial position and results of operations of the Business as at the respective dates indicated and for the respective periods then ended in conformity with GAAP except (a) for the adjustments disclosed in Section 2.7 of the Seller Disclosure Schedule or in the Financial Statements, (b) for the absence of notes and other presentation items thereto and (c) that in the case of the interim Financial Statements, (i) such Financial Statements are subject to quarter-end and year-end adjustments, respectively.

(b)          All accounts receivable related to the Business that are reflected on the Financial Statements or that will be reflected on the Closing Statement, as applicable, represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course.

(c)          All items included in the inventory of the Business consist of quality and quantity usable or saleable in the Ordinary Course, net of respective reserves shown on the Interim Balance Sheet.

2.8          Undisclosed Liabilities. The Business does not have any liabilities that would be required by GAAP to be reflected on a balance sheet of the Business, other than (a) liabilities that are reflected in the Financial Statements; (b) liabilities disclosed or referred to in the Seller Disclosure Schedule (or the documents listed therein); (c) liabilities arising since the Interim Balance Sheet Date in the Ordinary Course and (d) liabilities that, individually or in the aggregate, are not material to the Business.

2.9          Absence of Certain Changes or Events. Except as permitted or contemplated by this Agreement, since the Interim Balance Sheet Date, neither the Acquired Entities nor Seller with respect to the Business has (a) suffered any material damage, destruction or casualty loss to its physical properties taken as a whole; (b) entered into any other transaction except in the Ordinary Course; (c) suffered any changes that, individually or in the aggregate, would have a Material Adverse Effect; or (d) increased the rate or terms of compensation payable or to become payable to any of its officers or Management-Level Employees, or increased the rate or terms of any bonus, pension or other employee benefit plan covering any of its officers or Management-Level Employees, except, in each case, increases occurring in the Ordinary Course or as required by law, rule, regulation or any Contract or Benefit Plan which was effective prior to the date hereof.

2.10        Title to Assets. Each Acquired Entity has good title to, or an enforceable right to use, its material assets that it uses in the conduct of its Business, free and clear of all Encumbrances, other than Permitted Encumbrances. Seller has good and marketable title to, or an enforceable right to use, the Acquired Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. The representations and warranties set forth in this Section 2.10 do not address Intellectual Property which is solely and exclusively addressed by Section 2.12(a).

2.11        Sufficiency of Assets. The Acquired Assets and the assets and properties of the Acquired Entities, including the assets and properties used or held by the Acquired Entities pursuant to leases, licenses and other Contracts, include all of the material assets and properties that are necessary for the conduct of the Business as it is currently conducted, except for the Retained Assets. None of the Retained Assets are material to the operations of the Business.

2.12        Intellectual Property.

(a)          Each Acquired Entity has good title to, or an enforceable right to use, its material Intellectual Property that it uses in the conduct of its Business, free and clear of all Encumbrances, other than Permitted Encumbrances. Either Seller or an Acquired Entity has good title to, or an enforceable right to use, the material Intellectual Property included in the Acquired Assets used by it, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)          Section 2.12(b) of the Seller Disclosure Schedule contains a list of the registered Intellectual Property which is currently being used exclusively by the Business (all such registered or unregistered Intellectual Property being used exclusively by the Business is referred to herein as the “Business Intellectual Property,” with that portion of the Business Intellectual Property owned by the Acquired Entities or Seller (the “Owned Intellectual Property”), and that portion licensed to the Acquired Entities or Seller (the “Licensed Intellectual Property”)).

(c)          Except as set forth on Section 2.12(c) of the Seller Disclosure Schedule, (i) to Seller’s Knowledge, there is no infringement in any material respect by any third party of any Owned Intellectual Property, (ii) no proceedings are pending or, to Seller’s Knowledge, threatened in writing, alleging that any Acquired Entity or Seller with respect to the Business is currently infringing in any material respect upon the Intellectual Property rights of any third party and (iii) no Acquired Entity or Seller with respect to the Business is currently infringing in any material respect upon the Intellectual Property rights of any third party.

2.13        Real Property.

(a)          Section 2.13 of the Seller Disclosure Schedule sets forth the address of the Michigan Property and all real property leased or otherwise occupied or used by Seller or the Acquired Entities (collectively, the “Leased Real Property” and together with the Michigan Property, the “Real Property”), and a description of all leases and other agreements for the use of the Leased Real Property. The Real Property constitutes all real property owned, used or held for use by the Acquired Entities or Seller in the operation of the Business as currently operated, other than any real property included in the Retained Assets as described as such on Section 2.13 of the Seller Disclosure Schedule. Seller owns fee title to the Michigan Property.

(b)          With respect to each lease of the Leased Real Property:

(i) no security deposit or portion thereof deposited with respect to such lease has been applied in respect of a breach or default under such lease which has not been re-deposited in full;

(ii) the landlord under such lease is not an Affiliate of Seller; and

(iii) the lessee thereunder has not subleased, licensed or otherwise granted any Person the right to occupy such Leased Real Property or any portion thereof.

(c)          With respect to the Michigan Property:

(i) Seller has not leased or otherwise granted to any Person the right to use or occupy the Michigan Property or any portion thereof;

(ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase the Michigan Property or any portion thereof or interest therein;

(iii) Seller has not received any written notice of (A) violations of building codes and/or zoning ordinances or any other legal requirement affecting the Michigan Property, (B) existing, pending or threatened condemnation proceedings affecting the Michigan Property, or (C) existing, pending or threatened zoning, building code or other moratorium proceedings which would reasonably be expected to materially and adversely affect the ability to operate the Michigan Property as currently operated;

(iv) there are no facts or conditions that a current and accurate ALTA survey would show that individually or in the aggregate, materially impair the value of the Michigan Real Property or its current use in connection with conducting the Business; and

(v) Since February 20, 1998, there have been no new buildings, structures, or other improvements constructed or otherwise located on the Michigan Property.

2.14        Material Contracts. Section 2.14 of the Seller Disclosure Schedule sets forth a list, as of the date hereof, of each Contract pursuant to which an Acquired Entity continues to have rights and/or obligations, or which Seller continues to have rights and/or obligations related exclusively to the Business, and in each case that:

(a)          provides for payments after the date hereof by or to an Acquired Entity or Seller thereunder of more than $100,000 per year, including all such Contracts that are (i) Contracts with customers, (ii) Contracts for capital expenditures (including leases of personal property), supplies or services, (iii) guarantees of third party obligations, and (iv) employment, consulting or severance agreements;

(b)          restricts the kinds of businesses in which Seller or an Acquired Entity may engage or the geographical area in which Seller or an Acquired Entity may conduct its business;

(c)          is an indenture, mortgage, loan agreement, promissory note or other Contract for the borrowing of money or a line of credit;

(d)          is a license (whether as licensor or licensee) or similar agreement permitting the use of any material Intellectual Property;

(e)          any settlement agreement with any Governmental Authority or other Person for any litigation;

(f)          is a lease for the Leased Real Property; or

(g)          is a joint venture or partnership agreement.

Seller has made available to Buyer a correct and complete copy of each Contract described in clauses (a) - (g) above (collectively, the “Material Contracts”). Each Material Contract is a valid and binding obligation of the Acquired Entity or Seller party thereto and is enforceable against the Acquired Entity or Seller party thereto in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Neither the Acquired Entity or Seller party thereto nor, to Seller’s Knowledge, any other party to a Material Contract is in material default under any Material Contract. Neither Seller nor any Acquired Entity has given to or received from any other Person, at any time, any written or, to Seller’s Knowledge, oral notice or communication (i) regarding any actual or potential material violation or breach of, or default under, any Material Contract or (ii) of an intent to terminate, cancel, or a request to renegotiate any Material Contract.

2.15        Environmental Matters.

(a)          Except as set forth in Section 2.15 of the Seller Disclosure Schedule:

(i) Each Acquired Entity, the Real Property, and Seller with respect to the Business is and has been, since March 1, 2013, in compliance in all material respects with Environmental Laws and the Environmental Permits. No Acquired Entity or Seller with respect to the Business has caused an unpermitted Release of Hazardous Material at the Real Property whereby such Release would reasonably be expected to require an Acquired Entity or Seller pursuant to Environmental Law to report the Release to a Governmental Authority or to investigate or remediate the Release.

(ii) There is no applicable Order issued to any Acquired Entity or Seller under which any Acquired Entity or Seller with respect to the Business currently has outstanding obligations under Environmental Laws, or any pending and unresolved written notice or complaint, with respect to a material Release of Hazardous Materials or material violation of an Environmental Law in connection with the operation of the Real Property.

(iii) Each Acquired Entity and Seller holds and is in compliance in all material respects with all material Permits required under Environmental Laws in connection with the ownership and operation of the Real Property and Business as conducted as of the date hereof (“Environmental Permits”).

(b)          Notwithstanding any other provision of this Agreement, this Section 2.15 contains the sole and exclusive representations and warranties of each Acquired Entity and Seller with respect to Environmental Laws, Environmental Permits, Releases of Hazardous Materials or any other environmental matter, and no other statement in this Agreement or in any other Transaction Document or information delivered or given to or received by or on behalf of Buyer shall be deemed to be a representation or warranty relating to Environmental Law, Environmental Permits or Releases of Hazardous Materials.

2.16        Compliance with Laws. Each Acquired Entity and Seller with respect to the Business is and within the past three (3) years has been in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations currently in effect, all of its Permits, and all outstanding Orders by which it is bound or to which it is subject. Each Acquired Entity, the Real Property, and Seller with respect to the Business has and within the past three (3) years, has had all material Permits necessary for the conduct of the Business as presently conducted. The representations and warranties set forth in this Section 2.16 do not address Tax matters which are solely and exclusively addressed by Sections 2.19 and 2.20, employee benefits matters which are solely and exclusively addressed by Section 2.19, labor matters which are solely and exclusively addressed by Section 2.21 and environmental matters which are solely and exclusively addressed by Section 2.15.

2.17        Litigation. No action against Seller or any Acquired Entity, in which any Person seeks to prohibit or prevent the consummation of the transactions contemplated by this Agreement is pending or, to Seller’s Knowledge, threatened before any Governmental Authority. Section 2.17 of the Seller Disclosure Schedule sets forth a correct and complete list of all actions pending as of the date of this Agreement or commenced within the past three (3) years against or threatened in writing against any Acquired Entity or Seller with respect to the Business. Except as set forth in Section 2.17 of the Seller Disclosure Schedule, no Acquired Entity or Seller with respect to the Business is subject to any Order adversely affecting the ownership, operation or use of its properties or assets or the Business.

2.18        Insurance. Section 2.18 of the Seller Disclosure Schedule sets forth a list, as of the date hereof, of all casualty, general liability and other insurance maintained by any Acquired Entity or Seller with respect to the Business or any of the Acquired Assets (the “Insurance Policies”). Each of the Insurance Policies is in full force and effect and no written notice has been received by any Acquired Entity or Seller from any insurance carrier purporting to cancel coverage under any of the Insurance Policies. Except as set forth in Section 2.18 of the Seller Disclosure Schedule, there are no pending claims against the Insurance Policies with respect to the Business, any Acquired Entity or any Acquired Asset as to which the insurers have denied liability.

2.19        Employee Benefit Plans.

(a)          Section 2.19 of the Seller Disclosure Schedule sets forth a list, as of the date hereof, of all Benefit Plans.

(b)          With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices and letters or other material correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)          Except as set forth in Section 2.19(c) of the Seller Disclosure Schedule, each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code) in all material respects. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan in any material respects. Nothing has occurred with respect to any Benefit Plan that has subjected or would reasonably be expected to subject Seller or any Acquired Entities, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in Section 2.19(c) of the Seller Disclosure Schedule, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(d)          Except as set forth in Section 2.19(d), neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title IV of ERISA or related provisions of the Code; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan that is subject to Title IV of ERISA; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)          With respect to each Benefit Plan (i) except as set forth in Section 2.19(e) of the Seller Disclosure Schedule, no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and (A) all contributions required to be paid by Seller or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (B) neither Seller nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to Seller; (ii) to Seller’s Knowledge, no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iii) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the Acquired Assets is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code with respect to a Benefit Plan; and (iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan within the past three years.

(f)           Except as set forth in Section 2.19(f) of the Seller Disclosure Schedule and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.

(g)          Except as set forth in Section 2.19(g) of the Seller Disclosure Schedule, there is no pending or, to Seller’s Knowledge, threatened action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)          There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Except as contemplated by this Agreement, neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i)          Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder in any material respects. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j)           Except as set forth in Section 2.19(j) of the Seller Disclosure Schedule, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (ii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(k)          Notwithstanding any other provision of this Agreement, this Section 2.19 contains the sole and exclusive representations and warranties of Seller with respect to employee benefit matters, including any matter arising under ERISA, and no other statement in this Agreement or in any other Transaction Document or information delivered or given to or received by or on behalf of Buyer shall be deemed to be a representation or warranty relating to employee benefit matters, including any matter arising under ERISA.

2.20        Taxes. Except as set forth in Section 2.20 of the Seller Disclosure Schedule:

(a)          Seller has timely (i) filed all material Tax Returns required by applicable Law to be filed by it relating to the Business and the Acquired Assets on or before the Closing Date; and (ii) paid all Taxes relating to the Business and the Acquired Assets due and payable for all periods ending on or before the Closing Date (whether or not shown on any such Tax Return). Each Acquired Entity has (i) filed all material Tax Returns required by applicable law to be filed by it for all periods ending on or before the Closing Date; and (ii) paid all Taxes due and payable for all periods ending on or before the Closing Date (whether or not shown on any such Tax Return).

(b)          There are no Encumbrances for Taxes on any assets of the Acquired Entities or on the Acquired Assets, other than Permitted Encumbrances.

(c)          The Acquired Entities have properly withheld all Taxes from payments to its employees, agents, contractors and nonresidents and remitted such amounts to the proper Governmental Authority. With respect to the Business and the Acquired Assets, Seller has properly withheld all Taxes from payments to its employees, agents, contractors and non-residents and remitted such amounts to the proper Governmental Authority.

(d)          No Tax audits or other legal proceedings are pending, or to Seller’s Knowledge, threatened in writing with regard to any Tax Returns of the Acquired Entities or Seller relating to the Business and the Acquired Assets, or with respect to any jurisdiction where Seller does not file Tax Returns. Seller has delivered to Buyer all Tax Returns for Seller that solely relate to the Business and the Acquired Assets and for each Acquired Entity for all taxable periods ending on or after December 30, 2012, and has indicated all such Tax Returns that have been subject to audit.

(e)          Neither Seller nor any Acquired Entity has given or been requested to give any currently effective waivers or extensions (or is or would be subject to any currently effective waiver or extension given by any other person) of any statute of limitations relating to the payment of Taxes by Seller or an Acquired Entity or for which it may be liable.

(f)           No Acquired Entity is a party to any contract relating to Tax sharing, Tax indemnity or Tax allocation, except any such Contract entered into in the Ordinary Course that does not primarily relate to Taxes but which typically includes Tax sharing, Tax indemnity or Tax allocation provisions, such as leases or credit agreements.

(g)          Each Acquired Entity is, and has at all times since formation been, disregarded as separate from Seller for U.S. federal income tax purposes under Treasury Regulation section 301.7701-3.

(h)          Neither Seller nor any Acquired Entity is or has been a party to any “listed transaction,” as defined in Code §6707A(c)(2) and Treasury Regulation section 1.6011-4(b)(2).

Notwithstanding any other provision of this Agreement, the representations and warranties in this Section 2.20 and Section 2.19 constitute the sole and exclusive representations and warranties of Seller with respect to any Tax matters of the Acquired Entities, the Business, the Acquired Assets or the Hired Employees, including representations and warranties regarding compliance with Tax Laws, liability for Taxes, the filing of Tax Returns and accruals and reserves for Taxes on any financial statements or the books and records of Seller and the Acquired Entities. No representation or warranty, including in this Section 2.20 or Section 2.19, is made with respect to the amount or availability of any Tax attribute (including a net operating loss) or Tax credit in or with respect to Taxes payable (or other Tax matters) in any Post-Closing Tax Period (or portion of a Straddle Period beginning on or after the Closing Date).

2.21        Labor Matters. Except as set forth in Section 2.21 of the Seller Disclosure Schedule, no Acquired Entity nor Seller with respect to the Business is a party to any collective bargaining agreement or any other labor union agreement with any labor organization applicable to any employees of any Acquired Entity or Seller exclusively providing services to the Business (the “Employees”). There are no presently pending demands for recognition of a union as collective bargaining agent for all or any portion of the Employees. There is no presently pending or, to Seller’s Knowledge, threatened strike, lockout, work stoppage, union organizing effort or unfair labor practice proceeding involving any of the Employees.

2.22        Fees. Except for the fees payable to William Blair & Company, L.L.C., which are the responsibility of Seller, neither Seller nor any of its Affiliates has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

2.23        Customers and Suppliers. Section 2.23 of the Seller Disclosure Schedule contains a list of (a) the top ten customers (based on consolidated gross sales) of the Business and (b) the top five suppliers (based on consolidated gross expenditures) of the Business, in each case, as of the 12 month period ended on December 31, 2015. Seller has not received any written notice that any of the customers identified on Section 2.23 of the Seller Disclosure Schedule will cease doing business with the Business or intends to materially reduce its relationship with the Business or terminate, cancel, or renegotiate any Material Contract.

2.24        Product Liability. In the last three years, other than products that have been replaced by Seller or an Acquired Entity in the Ordinary Course, neither Seller nor any Acquired Entity has incurred any material current liability as of the date hereof as a result of any material defect or other material deficiency (whether of design, materials, workmanship, labeling, instructions, or otherwise) with respect to any product designed, manufactured, sold, leased, licensed, or delivered, or any service provided by Seller or an Acquired Entity with respect to the Business, whether such liability is incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract, or other), any other applicable law, or otherwise. As of the date hereof, neither Seller nor any Acquired Entity has received any current written obligation by any Governmental Authority that any product designed, manufactured, sold, leased, licensed, or delivered by any of them with respect to the Business is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Authority. In the last three years, no product designed, manufactured, sold, leased, licensed, or delivered by Seller or any Acquired Entity with respect to the Business has been recalled, and neither Seller nor any Acquired Entity has received any written notice of recall of any such product from any Governmental Authority.

2.25        Disclaimer. NEITHER SELLER NOR ANY OF ITS AFFILIATES, REPRESENTATIVES OR ADVISORS HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER, THE ACQUIRED ENTITIES, THE BUSINESS, THE ACQUIRED ENTITIES’ ASSETS, LIABILITIES OR OPERATIONS, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES, OTHER THAN THOSE EXPRESSLY MADE BY SELLER IN THIS ARTICLE II. NO REPRESENTATION OR WARRANTY HAS BEEN MADE OR IS BEING MADE HEREIN (A) AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY OF THE ASSETS BEING SO TRANSFERRED, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (OR ANY OTHER REPRESENTATION OR WARRANTY REFERRED TO IN SECTION 2-312 OF THE UNIFORM COMMERCIAL CODE OF ANY APPLICABLE JURISDICTION), (B) WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OR ITS AFFILIATES, REPRESENTATIVES OR ADVISORS OR (C) WITH RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS AFFILIATES, REPRESENTATIVES OR ADVISORS EXCEPT, IN THE CASE OF THIS CLAUSE (C) ONLY, AS EXPRESSLY COVERED BY A REPRESENTATION OR WARRANTY CONTAINED IN THIS ARTICLE II. NEITHER BUYER NOR ANY OF ITS AFFILIATES IS ENTITLED TO RELY ON ANY STATEMENT, REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS ARTICLE II. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS DISCLAIMER SHALL AFFECT ANY CLAIM BY BUYER FOR FRAUD.

ARTICLE III

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

3.1          Organization and Good Standing. Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.2          Authority and Approval. Buyer has all requisite entity power and authority to enter into, and perform its obligations under, this Agreement and each Transaction Document to which Buyer is a party. The execution and delivery by Buyer of this Agreement and each Transaction Document to which Buyer is a party, and the performance by Buyer of its obligations hereunder and thereunder, have been duly authorized by all requisite action on the part of Buyer. This Agreement has been, and each Transaction Document to which Buyer is a party upon the execution and delivery by Buyer thereof will be, duly executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller and of the Transaction Documents by each other party thereto) constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3.3          Consents. No Governmental Consent is required in connection with the execution and delivery by Buyer of this Agreement or any of the Transaction Documents to which it is a party or the performance by Buyer of its obligations hereunder or thereunder (excluding Governmental Consents, if any, which Seller is required to obtain or make, as to which no representations or warranties are made).

3.4          No Conflicts. The execution and delivery of, and performance by Buyer of its obligations under, this Agreement and each Transaction Document to which it is a party will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of its organizational documents, (b) violate any law or Order applicable to Buyer or (c) conflict with or result in the breach of any material Contract to which Buyer is a party or by which it is bound.

3.5          Funds Available. Buyer has, and will have on the Closing Date, sufficient funds to enable it to pay the Purchase Price and otherwise to perform its obligations under this Agreement and each Transaction Document.

3.6          Litigation. There is no litigation pending or, to Buyer’s knowledge, threatened against Buyer that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

3.7          Fees. Neither Buyer nor any of its Affiliates has any liability or obligation to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which Seller or any of its Affiliates could become liable or obligated.

3.8          Purchase for Investment; Receipt of Information. Buyer will be acquiring the Acquired Equity solely for its own account for investment and not with a view to the distribution thereof. Buyer and its agents and representatives have been given an opportunity to examine such instruments, documents and other information relating to, and ask questions regarding and receive answers from, Seller and its authorized agents and representatives as Buyer has deemed necessary or advisable in order to make an informed decision relating to its purchase of the Business, the Acquired Assets and the Acquired Equity and its suitability as an investment for Buyer, and to verify the accuracy of any information furnished to Buyer or to which Buyer had access. Buyer is an “Accredited Investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act. Buyer acknowledges that the Acquired Equity has not been registered under the Securities Act or the Exchange Act, or any state or foreign securities laws and that the Acquired Equity may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities laws.

3.9          Limited Representations. Buyer acknowledges, for itself and on behalf of its Affiliates, that none of Seller or any other Person acting on its behalf will have or be subject to any liability or indemnification obligation to Buyer, the Acquired Entities or any other Person resulting from the distribution to Buyer, or use by Buyer of, any information not expressly set forth in Article II, including any information, documents, projections, forecasts or other material made available to Buyer in certain “electronic data rooms”, confidential information memoranda (including the Confidential Information Presentation prepared by William Blair & Company, L.L.C.), management presentations, meetings, information requests, due diligence or in any other form in expectation of the transactions contemplated by this Agreement or any Transaction Document. In connection with the investigation by Buyer of the Business, Buyer has received or may receive from Seller and its Affiliates certain projections, forward-looking statements and other forecasts and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer shall have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that neither Seller nor any Affiliate thereof makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans). Notwithstanding the foregoing, nothing contained in this Section 3.9 shall affect any claim by Buyer for Fraud.

ARTICLE IV

Covenants of Seller

Seller hereby covenants and agrees with Buyer as follows:

4.1          Cooperation by Seller. Prior to the Closing, Seller shall use commercially reasonable efforts to obtain all material consents, authorizations and approvals, and timely submit any notices or filings, required under any applicable laws, Orders or Contracts from or to any Governmental Authority or other Person in connection with the sale of the Business by Seller to Buyer. Seller shall not under any circumstances be required to make any payments required or sought by any third party for any such consent or otherwise in connection with its obligations under this Section 4.1 or Section 1.1.

4.2          Conduct of Business. Except (i) as set forth in Section 4.2 of the Seller Disclosure Schedule, (ii) as may be otherwise contemplated by this Agreement or any Transaction Document or required by law or any of the documents listed in the Seller Disclosure Schedule and (iii) as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof and prior to the Closing, Seller shall, and shall cause the Acquired Entities to: (a) in all material respects, conduct the Business in the Ordinary Course; (b) continue all Insurance Policies in full force and effect (or obtain replacement Insurance Policies on commercially reasonable terms); (c) not issue any equity interest or any options, warrants or other rights of any kind to purchase any equity interest in any Acquired Entity; and (d) not increase the rate or terms of compensation payable or to become payable by it to any of the officers or Management-Level Employees of the Business, and not increase the rate or terms of any bonus, pension or other employee benefit plan covering any of the officers or Management-Level Employees of the Business, except in each case (A) increases occurring in the Ordinary Course (including normal periodic performance reviews and related compensation and benefit increases) or (B) as required by law, rule or regulation or by any Contract or Benefit Plan which was effective prior to the date hereof. Notwithstanding anything in this Agreement to the contrary, Seller and/or any Acquired Entity may distribute or otherwise payout all or any part of its cash at or prior to the Closing. The parties hereto acknowledge and agree that prior to the Closing A.M. Castle & Co. shall transfer to Seller, and Seller shall accept such transfer and assume, each of the Transferred Agreements.

4.3          Access. From the date hereof and prior to the Closing, Seller shall, and shall cause the Acquired Entities to, provide Buyer and its representatives, during regular business hours, under reasonable circumstances, upon reasonable prior written notice to a Due Diligence Manager, and in a manner so as not to interfere with the normal business operations of the Business, with such information in respect of the Acquired Entities and the Business, and with such access to the properties, books and records of the Acquired Entities and the Business, as Buyer may from time to time reasonably request; provided, however, that Seller shall not be obligated to provide, or cause to be provided to, Buyer with any information or documents relating to Seller’s auction of the Business or the Retained Assets or Retained Liabilities or to provide access to or to disclose information where such access or disclosure would violate any law, rule, regulation, Order, fiduciary duty or term of any Contract, or adversely affect the ability of Seller or any of its Affiliates to assert attorney-client, attorney work product or other similar privilege; and provided, further, that in no event shall such access include access to any Real Property to conduct any environmental testing or sampling. Any disclosure whatsoever to Buyer during such investigation shall not constitute an enlargement of or additional representations or warranties of Seller beyond those specifically set forth in Article II. Buyer shall comply with, and shall cause its Affiliates and representatives to comply with, all of its obligations under the Confidentiality Agreement with respect to the information disclosed and access given pursuant to this Section 4.3, which agreement shall remain in full force and effect.

4.4          No Solicitation. From the date hereof and prior to the Closing, Seller shall not, nor shall it authorize or permit any of its Affiliates or any of their respective directors, officers or employees or any investment banker or other representative or agent retained by any of them to, directly or indirectly, solicit, initiate or participate (including by way of furnishing information) in any discussions or negotiations with any Person (other than Buyer or an Affiliate of Buyer or Seller or an Affiliate of Seller) or enter into any Contract with any Person (other than Buyer or an Affiliate of Buyer or Seller or an Affiliate of Seller) concerning any merger, consolidation, sale of equity or similar transactions exclusively with respect to the Business or a sale of a substantial portion of the assets of the Business.

4.5          Intercompany Obligations and Contracts. Prior to the Closing, (a) all Intercompany Obligations shall be settled (either by contribution to capital, distribution or repayment in full or in any other manner Seller shall determine in its sole discretion, but without adverse consequences to Buyer or any Affiliate thereof), and (b) all Contracts between Seller or any of its Affiliates (other than any Acquired Entity), on the one hand, and the Acquired Entities, on the other hand, shall be terminated without any continuing obligations or any liability to any party thereto.

4.6          Notice of Misstatements, Omissions and Developments.

(a)          Prior to the Closing, Seller may elect at any time to notify Buyer in writing of any misstatement or omission of which Seller becomes aware causing a breach of any of the representations and warranties in Article II. Unless Buyer has the right to terminate this Agreement pursuant to Section 10.1(b) by reason of the misstatement or omission and exercises that right, the written notice pursuant to this Section 4.6(a) will be deemed to have (i) amended the Seller Disclosure Schedule, (ii) to have qualified the representations and warranties contained in Article II and (iii) to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the misstatement or omission.

(b)          Prior to the Closing, Seller may elect at any time to notify Buyer in writing of any developments not within the control of Seller causing the representations and warranties in Article II to be inaccurate or untrue as of the Closing Date. The written notice pursuant to this Section 4.6(b) will be deemed to have (i) amended the Seller Disclosure Schedule, (ii) to have qualified the representations and warranties contained in Article II and (iii) to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such development.

4.7	Insurance.

(a)          As of the Closing, Seller will terminate, or cause its Affiliates to terminate, all coverage under the Insurance Policies maintained by Seller and/or any of its Affiliates (collectively, the “Seller Insurance Parties”) relating to the Business, the Acquired Assets, the Hired Employees and the Acquired Entities and their assets and employees (the “Seller Insurance Policies”); provided, however, that (i) no such termination of coverage under any “occurrence” Seller Insurance Policy in force as of the Closing shall be effected so as to prevent the Business from recovering under such policies for Damages from events occurring prior to the Closing to the extent Seller shall have received written notice of claims relating to such events on or before the second (2nd) anniversary of the Closing Date, it being understood, as set forth below, that Buyer and the Acquired Entities shall be responsible for and pay (or reimburse Seller or its Affiliates to extent paid by the Seller (or Affiliate)) any deductible, self-insured retention or adjustment premium payable under the terms of the applicable Seller Insurance Policy in connection with any such claims; (ii) no such termination of coverage under any “claims” made Seller Insurance Policy in force as of the Closing shall be effected so as to prevent the Business or the Acquired Entities from recovering under such policies for Damages from events occurring prior to the Closing to the extent Seller shall have received written notice of claims relating to such events prior to the Closing; and (iii) Buyer shall become solely responsible for all insurance coverage and related risk of loss with respect to the Business, the Acquired Assets, the Hired Employees and the Acquired Entities and their assets and employees based on (x) events occurring after the Closing and (y) events occurring prior to the Closing for which notice has not been received as described by the date set forth in the foregoing clauses (i) and (ii) above. To the extent that Seller has received timely notice of claims as provided in this Section 4.7(a), Seller will file, or arrange to be filed, and control any claims under the applicable Seller Insurance Policies in accordance with Section 4.7(f); provided that Seller does not assume or will not incur any liability to Buyer with respect to any such claims. Seller (or its Affiliates) shall promptly be reimbursed by Buyer for all reasonable costs and expenses paid after the Closing (A) at Buyer’s request or (B) reasonably incurred in making and/or controlling any claims in accordance with this Section 4.7(a) (“Insurance Claim Costs”). The Insurance Claim Costs (1) shall include costs and expenses including attorneys’ fees, costs of use of Seller’s and its Affiliates’ employees and resources and claims adjustment expenses, paid in connection with investigating, preparing, or pursuing recoveries from insurance contracts and retroactive or prospective premium increases to the extent (and only to the extent) attributable to claims for which notice has been provided under this Section 4.7(a) and (2) shall be paid as set forth in Sections 4.7(b) and (c).

(b)        The parties hereto acknowledge and agree that under the terms of certain Seller Insurance Policies covering the Seller Insurance Parties for the benefit of themselves and/or their Subsidiaries, the Seller Insurance Parties are responsible for reimbursing the applicable insurer for any costs, expenses or other deductibles (including self-insurance retentions) that may be payable as a result of any claim under such Seller Insurance Policy and for the payment of adjustment premiums to applicable insurers for the maintenance of such Seller Insurance Policies (collectively, the “Insurance Expenses”). The parties hereto understand that in the event that a Seller Insurance Party brings any claim wholly or partially on behalf of one of its Subsidiaries under a Seller Insurance Policy, such Seller Insurance Party invoices such Subsidiary for the relevant portion of any such Insurance Expenses payable by such Seller Insurance Party under such Seller Insurance Policy and the Subsidiary reimburses such Seller Insurance Party for the amount of such invoice. Following the Closing, in the event that any claim under a Seller Insurance Policy is made wholly or partially on behalf of the Business, the Acquired Entities or the Acquired Assets with respect to a pre-Closing claim or occurrence in accordance with Section 4.7(a), Seller shall invoice the respective Acquired Entity or Buyer (with respect to the Acquired Assets or Hired Employees) for the relevant portion of any Insurance Expenses payable by the Seller Insurance Parties under such Seller Insurance Policy with respect to such claim or occurrence. Buyer shall pay, or cause the applicable Acquired Entity to pay, to the Seller Insurance Parties, in accordance with such invoice, the amount set forth therein within 30 days of delivery of such invoice.

(c)       The parties hereto acknowledge and agree that under the terms of certain Seller Insurance Policies maintained by the Seller Insurance Parties, the Seller Insurance Parties have entered into letters of credit with the applicable insurer or have placed funds in escrow, or both, to provide such insurer with protection against the Seller Insurance Parties’ non-payment of any Insurance Expenses under the respective Seller Insurance Policy (collectively, the “Insurance Collateral”). The parties hereto understand that (i) the amount of the Insurance Collateral may be adjusted upwards or downwards by the applicable insurer as a result of the volume or valuations of claims made under the respective Seller Insurance Policy, any audits, any changes in the employees or assets of the relevant companies or otherwise under the terms of the applicable Seller Insurance Policy and (ii) the amounts of any such adjustments are paid by the Seller Insurance Parties. Following the Closing, in the event that any adjustment to the Insurance Collateral is paid by a Seller Insurance Party wholly or partially on behalf of the Business, the Acquired Entities or the Acquired Assets with respect to a pre-Closing claim or occurrence in accordance with Section 4.7(a), the Acquired Entities and Buyer shall be liable for such relevant portion of any such adjustments payable by the Seller Insurance Parties, or shall enter into a collateral agreement with the applicable insurer for such relevant portion of any such letters of credit or escrow fund. Seller shall invoice the respective Acquired Entity or Purchaser (with respect to the Acquired Assets or the Hired Employees) for the relevant portion of any adjustments to the Insurance Collateral payable by the Seller Insurance Parties under the Seller Insurance Policies. Buyer shall pay, or cause the applicable Acquired Entity to pay, to the Seller Insurance Parties, in accordance with such invoice, the amount set forth therein within 30 days of delivery of such invoice. To the extent that a Seller Insurance Party receives a refund with respect to any adjustments to the Insurance Collateral, a proportionate credit with respect to such reimbursement shall be paid to an Acquired Entity or Buyer to the extent it is attributable to such party.

(d)        The parties hereto acknowledge and agree that in the event that any Seller Insurance Policy or any policy containing a Seller Insurance Policy is terminated as a result of the exhaustion of any limits of insurance under such policy, no party hereto shall be obligated to replace such policy (or any included Seller Insurance Policy) and all potential beneficiaries shall be regarded as uninsured with respect to such policy thereafter. In the event that any Acquired Entity is in breach of any contractual or other obligations as a result of such a termination, it is hereby acknowledged and agreed that no Seller Insurance Party is under any obligation (i) to replace the terminated policy (or any included Seller Insurance Policy) or (ii) to take the place of the insurer.

(e)        Following the Closing, Buyer agrees that in the event that Buyer, any Acquired Assets or any Acquired Entity (or any of its businesses or assets) is sold, merged or transferred to a third party, Buyer shall enter, or cause its Affiliates to enter, into arrangements with such third party, the terms of which shall be the same terms as set forth in this Agreement, so as to cause the applicable Acquired Entities and/or Buyer and such third party purchaser to comply with the terms of this Section 4.7.

(f)         In the event any claim under a Seller Insurance Policy is or has been made wholly or partially on behalf of the Business in connection with a pre-Closing claim or occurrence (a “Acquired Entity Claim”), Seller shall file and control the conduct of any such Acquired Entity Claim and, subject to Section 4.7(a), Buyer shall promptly provide, or cause the Acquired Entities to provide, Seller with all such assistance and cooperation as Seller may reasonably require, including reasonable access to (i) any relevant payroll information, data or employees of the Acquired Entities or the Acquired Assets and (ii) any Hired Employees and any related payroll information.

4.8	Non-competition; Non-solicitation.

(a)        For a period of three years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual client, customer, supplier or licensor of the Business to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller or any of its Affiliates may own, directly or indirectly, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such person. Additionally, from and after the Closing Seller shall and shall cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence and not use any confidential information of the Business or the Acquired Entities in a manner detrimental to the Business.

(b)         During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 8.1 and is employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 4.8 shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee or Seller.

(c)        Seller acknowledges that a breach or threatened breach of this Section 4.8 may give rise to irreparable harm to Buyer, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)        Seller acknowledges that the restrictions contained in this Section 4.8 are reasonable and necessary to protect the legitimate interest of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 4.8 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable law. The covenants contained in this Section 4.8 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

4.9         Release. Effective as of the Closing, Seller, on behalf of itself and on behalf of its successors, officers, directors, partners, employees, predecessors, assigns and Affiliates (each, a “Releasor”) hereby releases and forever discharges, and covenants not to sue, each of the Business and the Acquired Entities and each of their respective successors, assigns and predecessors (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, proceedings, causes of action, Orders, obligations, Contracts, agreements, debts, losses and liabilities whatsoever (including reasonable attorneys’ fees) and all consequences thereof, whether known or unknown, suspected or unsuspected, both at law and in equity, which Seller or any Releasor now has, has ever had or may hereafter have against any Releasee arising prior to the Closing or on account of or arising out of any matter, cause or event occurring prior to the Closing solely to the extent relating to or arising from Seller’s operation of the Business and ownership of the Acquired Entities (collectively, “Released Claims”); provided, however, that nothing contained herein will operate to release any obligations of Buyer or the Acquired Entities (i) arising under this Agreement or any other agreement delivered in connection herewith, (ii) with respect to claims for salaries, wages or benefits, (iii) claims for indemnification in accordance with the organizational documents of the Acquired Entities or (iv) any claim for fraud (the foregoing clauses (i), (ii), (iii) and (iv), each, an “Excluded Claim”). Seller, on behalf of itself and each Releasor, agrees that this release shall act as a release of all Released Claims, whether such Released Claims are currently known or unknown, foreseen or unforeseen, contingent or absolute, asserted or unasserted, and Seller, on behalf itself and each Releasor, intentionally and specifically waives any statute or rule which may prohibit the release of future rights or a release with respect to unknown claims. The Releasees are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder.

4.10       Further Assurances. At any time after the Closing Date, Seller shall, at Buyer’s sole cost and expense and without incurring any liability beyond that provided for in this Agreement, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer and necessary for Buyer to satisfy its obligations hereunder or obtain the benefits contemplated hereby.

ARTICLE V

Covenants of Buyer

Buyer hereby covenants and agrees with Seller as follows:

5.1	Cooperation by Buyer.

(a)        Prior to the Closing, Buyer shall use commercially reasonable efforts to obtain all approvals, and timely submit any notices or filings, required under any applicable laws or Orders from or to any Governmental Authority in connection with the purchase of the Acquired Assets by Buyer from Seller. Buyer acknowledges and agrees that certain consents, authorizations and approvals to the transactions contemplated by this Agreement may be required from parties to Contracts to which an Acquired Entity is a party or included in the Acquired Assets and such consents, authorizations and approvals have not been obtained. Prior to the Closing, Buyer shall assist Seller and the Acquired Entities in obtaining such consents, authorizations and approvals; provided that the failure of Seller or the Acquired Entities to obtain any such consent, authorization or approval shall not delay or prevent the Closing (including by application of Article VI). For the avoidance of doubt, Buyer agrees that (i) neither Seller nor any of its respective Affiliates or representatives shall have any liability whatsoever to Buyer or any of its respective Affiliates arising out of or relating to the failure to obtain any consents, authorizations or approvals that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof and (b) no representation, warranty or covenant of any Acquired Entity or Seller contained herein shall be breached or deemed breached as a result of the failure to obtain any consent, authorization or approval or as a result of any such default, acceleration or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent, authorization or approval or any such default, acceleration or termination.

(b)        From the date hereof and prior to the Closing, Buyer agrees that it shall take or cause to be taken all actions necessary, proper or advisable to defend against any suits, actions or proceedings by any Governmental Authority challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to vacate or reverse any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any Governmental Authority that is not yet final and non-appealable.

(c)          From the date hereof through the Closing Date, neither Buyer nor any of its Affiliates shall interfere with the conduct of the Business or with Seller’s or the Business’s relationships with its employees. Without limiting the foregoing, Buyer shall not, without the prior written approval of a Due Diligence Manager contact any employee, customer, supplier or landlord of the Business or any other Person which has a business relationship with the Business.

5.2	Preservation of Books and Records.

(a)         For a period ending upon the later of (i) seven years from the end of the calendar year in which the Closing occurs or (ii) the expiration of any applicable statute of limitations, including any extensions thereof (the “Information Maintenance Period”):

(A)     Buyer shall not dispose of or destroy any of the books and records of the Acquired Entities or the Business relating to periods prior to the Closing (“Books and Records”) without first offering to turn over possession thereof to Seller by written notice to Seller at least 90 days prior to the proposed date of such disposition or destruction;

(B)     Buyer shall allow Seller and its agents and representatives access to all Books and Records on reasonable notice and at reasonable times at Buyer’s principal place of business or at any location where any Books and Records are stored, and Seller shall have the right, at its own expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Buyer’s business; and

(C)     Buyer shall make available to Seller upon written request (1) Buyer’s personnel to reasonably assist Seller in locating and obtaining any Books and Records, and (2) any of Buyer’s personnel whose assistance or participation is reasonably required by Seller or any of its Affiliates in anticipation of or preparation for, or for depositions or testimony in, existing or future litigation or other matters in which Seller or any of its Affiliates is involved. Seller shall reimburse Buyer for the reasonable and documented out-of-pocket expenses incurred by it in performing the covenants contained in this Section 5.2(a).

(b)        The Information Maintenance Period shall be extended in the event that any litigation or investigation has been commenced or is pending or threatened at the termination of such Information Maintenance Period, and such extension shall continue until any such litigation or investigation has been settled through judgment or otherwise or is no longer pending or threatened.

5.3          Use of Seller’s Name or Reputation. Except as specifically set forth herein, Buyer shall not use or take advantage of the name, reputation or corporate goodwill of Seller with respect to A.M. Castle & Co. or any of its Subsidiaries (other than Seller and the Acquired Entities).

5.4         Insurance. Except as set forth in Section 4.7, Buyer shall not and shall cause its Affiliates (including the Acquired Entities after the Closing) not to assert, by way of claim, litigation or otherwise, any right to any insurance policies of Seller or its Affiliates or any benefit thereunder. Seller and its Affiliates shall retain all right, title and interest under all such insurance policies.

5.5        Officer Indemnification. For a period of six years from and after the Closing Date, the exculpation and indemnification provisions applicable to the directors, former directors, managers, former managers, officers and former officers of the Acquired Entities shall be at least as favorable to such individuals as those contained in the organizational documents of the Acquired Entities as of the date immediately prior to the Closing Date, and Buyer shall not, and shall not permit the Acquired Entities to, amend, repeal or modify any such provision of the organizational documents of the Acquired Entities in any manner that would adversely affect the rights of such individuals thereunder.

5.6        Confidentiality. Prior to the Closing and after any termination of this Agreement, Buyer shall hold, and shall cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all Confidential Information made available to Buyer or any of its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents, and Buyer shall comply with, and shall cause all of its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to comply with, all of its obligations under the Confidentiality Agreement, and, in such event, the Confidentiality Agreement shall remain in full force and effect.

5.7        Buyer Actions. Any acts or omissions of the Buyer, any of its Affiliates or any party acting for the benefit or at the discretion of the Buyer or any of its Affiliates before or after the date hereof or the Closing Date in the markets in which the Business operates shall not be the basis for a Material Adverse Effect.

5.8        Representations and Warranties Insurance Policy. In connection with the Closing, a buyer-side representations and warranties insurance policy (the “R&W Policy”) will be purchased for the benefit of Buyer (a) with a retention amount of 1.25% and a policy limit of $5,000,000 and (b) that provides coverage for (i) breaches of representations and warranties of Seller (other than the Fundamental Representations) for a period of three years, and (ii) breaches of Fundamental Representations and Retained Taxes for a period of six years. Buyer shall make a one-time payment for premiums, underwriting and due diligence fees for the R&W Policy.

5.9        Further Assurances. At any time after the Closing Date, Buyer shall, at Seller’s expense and without incurring any legal liability beyond that provided for in this Agreement, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Seller and necessary for Seller to satisfy its obligations hereunder or obtain the benefits contemplated hereby.

ARTICLE VI

Conditions to Buyer’s Obligations

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of all of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

6.1         Representations, Warranties and Covenants of Seller. Seller shall have complied in all material respects with its agreements and covenants contained herein to be complied with on or prior to the Closing Date, and all the representations and warranties of Seller contained in Article II that are qualified by “materiality,” “Material Adverse Effect” or similar materiality qualifiers shall be true in all respects and all other representations and warranties of Seller contained in Article II shall be true in all material respects on and as of the Closing Date (except that (a) those representations and warranties that address matters only as of a particular date shall have been true in all respects or in all material respects, as the case may be, only as of such date, and (b) the representations and warranties set forth in Sections 2.1(a), 2.2, 2.3, and 2.4 shall be true in all respects). Buyer shall have received a certificate executed by Seller (the “Seller’s Certificate”), dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section 6.1.

6.2         No Prohibitions. No statute, rule, regulation or Order of any Governmental Authority shall be in effect which prohibits Buyer from consummating the transactions contemplated by this Agreement.

6.3          Closing Deliveries. Seller shall have delivered, or cause to be delivered, to Buyer the documents identified in Section 1.6(a).

ARTICLE VII

Conditions to Seller’s Obligations

The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of all of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

7.1         Representations, Warranties and Covenants of Buyer. Buyer shall have complied in all material respects with its agreements and covenants contained herein to be complied with on or prior to the Closing Date, and the representations and warranties of Buyer contained in Article III that are qualified by “materiality,” “material adverse effect” or similar materiality qualifiers shall be true in all respects and all other representations and warranties of Buyer contained in Article III shall be true in all material respects on and as of the Closing Date (except that (a) those representations and warranties that address matters only as of a particular date shall have been true in all respects or in all material respects, as the case may be, only as of such date, and (b) the representations and warranties set forth in Section 3.2 shall be true in all respects). Seller shall have received a certificate executed by Buyer (the “Buyer’s Certificate”), dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section 7.1.

7.2        No Prohibitions. No statute, rule, regulation or Order of any Governmental Authority shall be in effect which prohibits Seller from consummating the transactions contemplated by this Agreement.

7.3          Closing Deliveries. Buyer shall have delivered, or cause to be delivered, to Seller the documents identified in Section 1.6(b).

ARTICLE VIII

Employment Matters

8.1	Employees and Employee Benefits.

(a)         Commencing on the Closing Date, Seller shall terminate all employees of the Business who are actively at work on the Closing Date. On or before the Closing Date, Buyer shall offer to employ as of the Closing Date each of the employees of Seller and its Subsidiaries who are exclusively employed with respect to the Business in positions, at compensation, with benefits and upon terms and conditions which are no less favorable to the employees in the aggregate than the position, compensation, benefits, terms and conditions in effect with respect to such employees on the Closing Date. Each such Person who is employed by Buyer pursuant to this Section 8.1 is hereinafter referred to individually as a “Hired Employee” and collectively as the “Hired Employees”. Buyer agrees to, and agrees to cause the Acquired Entities, to provide each Hired Employee and each employee of the Acquired Entities for a period of not less than one year following the Closing Date with employee benefit plans, programs and arrangements that are no less favorable in the aggregate to such Hired Employees and employees than the employee benefits plans, programs and arrangements maintained by Seller and its Affiliates for such Hired Employees and employees in effect immediately prior to the Closing Date. In the event Buyer elects to have any such Hired Employees or employees receive coverage under any employee benefits plan, program or arrangement of Buyer, each such Hired Employee or employee will be credited with service with Buyer and/or any of its Subsidiaries for purposes of eligibility and vesting.

(b)        Other than any such obligation accrued in the Financial Statements and included in Working Capital, Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time prior to the Closing Date and Seller shall pay all such amounts to all entitled persons as and when due.

(c)        Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to injuries occurring prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

8.2         Other Benefits. From and after the Closing Date, Buyer shall be liable for all claims and liabilities under welfare benefit plans (as defined in Section 3(1) of ERISA) and bonus programs and other benefits with respect to all Hired Employees, regardless of when such claims or liabilities arise or are asserted, except as retained by the Seller pursuant to Section 8.1(c). From and after the Closing Date, Buyer shall, at no expense to Seller, provide the benefits, if any, required pursuant to Code Section 4980B or Part 6 of Title I of ERISA for any Hired Employee (or spouse or dependent of such Hired Employee) who is or becomes entitled to such continuation from Seller or Buyer at any time. Buyer shall accept a transfer of account balances (including any outstanding loans) at the election of any Hired Employee from Seller’s (or its applicable Affiliate’s) 401(k) plan to a 401(k) plan established by Buyer.

8.3         WARN Act. Buyer shall be solely responsible for any liability or obligation under the WARN Act or any similar law incurred or arising as a result of the termination of any Hired Employee or employee of any of the Acquired Entities by Buyer or the Acquired Entities on or after the Closing Date.

8.4         No Third-Party Beneficiaries. No provisions of this Article VIII shall create any rights or interest, except as among the parties to this Agreement, and no former, present or future employees of any such party or its Affiliates (or any dependents of such individuals) will be treated as third-party beneficiaries in or under the provisions of this Agreement, except as set forth in Section 5.5.

8.5         Wage Reporting. With respect to employment Tax matters, (i) Buyer shall not assume Seller’s obligation to prepare, file or furnish IRS Form W-2s with respect to the Hired Employees for the year including the Closing Date, (ii) Seller and Buyer shall agree to utilize the “standard” procedure” with respect to each Hired Employee pursuant to Revenue Procedure 2004-54, 34 I.R.B. 320 and (iii) Seller and Buyer shall work in good faith to adopt similar procedures under applicable wage payment, reporting and withholding laws for all Hired Employees in all appropriate jurisdictions.

ARTICLE IX

Taxes

9.1         Tax Returns.

(a)          Buyer shall, at its sole cost and expense, timely prepare and file, or cause to be timely prepared and filed, all Tax Returns of the Acquired Entities due after the Closing Date (the “Buyer Prepared Returns”). To the extent that a Buyer Prepared Return relates to a Pre-Closing Tax Period or a Straddle Period, such Tax Return shall be prepared in a manner consistent with existing procedures and practices and accounting methods, and, to the extent applicable, the conventions provided in Section 9.1(c). At least 30 days prior to the due date of any Buyer Prepared Return that relates to a Pre-Closing Period or Straddle Period, Buyer shall provide a draft of such Tax Return to Seller for its review and comment. Buyer shall cause the Acquired Entities to incorporate any reasonable comments made by Seller in such Tax Return.

(b)          Buyer shall not, and shall not allow the Acquired Entities to, amend any Tax Return of the Acquired Entities for a Pre-Closing Tax Period or Straddle Period or otherwise initiate (or agree to) any other Seller Tax Matter without the prior written consent of Seller.

(c)        Buyer agrees that it shall not (and shall not allow any Acquired Entity or any of its other Affiliates to) make any election to waive the carry back of any net operating loss or other Tax attribute or Tax credit incurred or realized in a Pre-Closing Tax Period by the Acquired Entities and Buyer shall not (and shall not allow any Acquired Entity or any of its other Affiliates to) carry back any net operating loss or other Tax attribute or Tax credit incurred or realized in a Post-Closing Tax Period to a Pre-Closing Tax Period of any Acquired Entity.

9.2         Apportionment of Taxes. For purposes of this Agreement, if any Tax (or Tax refund) relates to a Straddle Period (other than Transfer Taxes which shall be allocated to Buyer in accordance with Section 9.6), the parties shall use the following conventions for determining the portion of such Tax (or Tax refund) that relates to a Pre-Closing Tax Period and the portion that relates to a Post-Closing Tax Period:

(a)        in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the day immediately prior to the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the day immediately prior to the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; provided, however, if as a result of the transactions contemplated by this Agreement, the value of any asset is reassessed for purposes of determining the amount of any property or other Tax, any resulting increase in Tax for such Straddle Period shall be treated as being solely with respect to the portion of the Straddle Period beginning on the date after the Closing Date; and

(b)        in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes and withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the day immediately prior to the Closing Date shall be determined as if the Acquired Entity or Seller filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the day immediately prior to the Closing Date using a “closing of the books methodology.”

For purposes of clause (b), any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on the day immediately prior to the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

9.3         Refunds.

(a)         All refunds for any Retained Taxes (including all refunds of any Acquired Entity for a Pre-Closing Tax Period (or portion of any Straddle Period ending on the day immediately prior to the Closing Date as determined pursuant to Section 9.2) to the extent not included as an asset in the Working Capital, as finally determined) (whether in the form of cash received or a credit (or offset) against Taxes otherwise payable) shall be for the benefit of Seller. To the extent that Buyer or the Acquired Entities or any of their Affiliates receive a refund that is for the benefit of Seller, Buyer shall pay the amount of such refund (and interest received from the Governmental Authority with respect to such refund) to an account or accounts designated by Seller. The amount due to Seller shall be payable ten days after receipt of the refund from the applicable Governmental Authority (or, if the refund is in the form of a credit or offset, ten days after the due date of the Tax Return claiming such credit or offset). Buyer shall, and shall cause its Affiliates to, take all commercially reasonable actions requested by Seller to timely claim any refunds that will give rise to a payment under this Section 9.3.

(b)         All refunds for any Assumed Taxes (including all refunds of any Acquired Entity for a Post-Closing Tax Period (or portion of any Straddle Period beginning on the Closing Date as determined pursuant to Section 9.2)) (whether in the form of cash received or a credit (or offset) against Taxes otherwise payable) shall be for the benefit of Buyer. To the extent that Seller or any of its Affiliates receive a refund that is for the benefit of Buyer, Seller shall pay, the amount of such refund (and interest received from the Governmental Authority with respect to such refund) to Buyer. The amount due to Buyer shall be payable ten days after receipt of the refund from the applicable Governmental Authority (or, if the refund is in the form of a credit or offset, ten days after the due date of the Tax Return claiming such credit or offset).

9.4	Audits.

(a)          If any Governmental Authority issues to Buyer or any Affiliate of Buyer (i) a notice of its intent to audit or conduct another legal proceeding that could give rise to a Retained Tax or (ii) a notice of deficiency for a Retained Tax, Buyer shall notify Seller of its receipt of such communication from the Governmental Authority within ten days of receipt. If any Governmental Authority issues to Seller or any Affiliate of Seller (x) a notice of its intent to audit or conduct another legal proceeding that could give rise to a Assumed Tax or (y) a notice of deficiency for a Assumed Tax, Seller shall notify Buyer of its receipt of such communication from the Governmental Authority within ten days of receipt.

(b)         Seller, at its sole cost and expense, shall control (or in the case of an Acquired Entity, have the right to assume control of) any audit or other legal proceeding (a “Tax Contest”) that could give rise to a Retained Tax (other than a Retained Tax with respect to a Straddle Period); provided, however, (i) Seller shall not, and shall not allow the Acquired Entities, to settle, resolve, or abandon such Tax Contest (whether or not Buyer participates in such Tax Contest) to the extent it could result in an Assumed Tax without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned) and (ii) Buyer, at its sole cost and expense, shall be entitled to participate in any such Tax Contest.

(c)          Buyer, at its sole cost and expense, shall control any Tax Contest that could give rise to an Assumed Tax (or a Retained Tax for a Straddle Period); provided, however, (i) Buyer shall not, and shall not allow the Acquired Entities, to settle, resolve, or abandon such Tax Contest to the extent it could result in an Retained Tax without the prior written consent of Seller (which shall not be unreasonably withheld, delayed or conditioned) and (ii) Seller shall be entitled to participate in any Tax Contest relating to a Straddle Period.

9.5         Cooperation. Buyer and Seller shall (and shall cause their respective Affiliates, including the Acquired Entities, to) (a) assist in the preparation and timely filing of any Tax Return regarding any Retained Tax; (b) assist in any audit or other legal proceeding with respect to a Retained Tax; (c) make available any information, records, or other documents relating to a Retained Tax; (d) prepare any documents (including filing powers of attorney to comply with Section 9.4); (e) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an applicable exemption for (or reduction in) any Transfer Tax; and (f) obtain Tax refunds for an Assumed Tax or Retained Tax provided that such party receiving the Tax benefit thereof shall be obligated to pay all reasonable, out-of-pocket expenses associated with obtaining such funds.

9.6         Transfer Taxes. Buyer shall be liable for and shall pay all sales, use, transfer, real property transfer, documentary, recording, gains, stock transfer and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereof arising out of or in connection with the transactions effected pursuant to this Agreement (collectively, “Transfer Taxes”). Buyer shall timely file or cause to be filed all necessary documentation and Tax Returns with respect to such Transfer Taxes.

9.7         Purchase Price Allocation Schedule.

(a)          Within 30 days of the final determination of the Working Capital, Buyer shall deliver to Seller a schedule allocating the Purchase Price (appropriately taking into account transaction expenses and any relevant Assumed Liabilities that are liabilities for Tax purposes) among the Acquired Assets of Seller and among the assets of the Acquired Entities (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule shall be prepared in accordance with the applicable provisions of the Code and consistent with the methodologies set forth in Schedule 9.7. If within the 30 days of receiving the Purchase Price Allocation Schedule, Seller has not objected, the Purchase Price Allocation Schedule shall be final and binding. If within 30 days Seller objects to the Purchase Price Allocation Schedule, Seller and Buyer shall cooperate in good faith to resolve their differences, provided that if after 30 days, Seller and Buyer are unable to agree, the parties shall retain the Independent Accountant to resolve their dispute, provided that the Independent Accountant utilizes the methodologies for determining fair market value as set forth on Schedule 9.7. The determination of the Independent Accountant shall be final and binding on the parties. The cost of the Independent Accountants shall be shared equally by Seller and Buyer. Buyer and Seller shall make appropriate adjustments to the Purchase Price Allocation Schedule, as finally determined, to reflect changes in the Purchase Price.

(b)          The Purchase Price Allocation Schedule, as finally determined, shall be binding on the parties hereto, and subject to appropriate changes to the Purchase Price Allocation Schedule, the parties shall file all Tax Returns consistently with the Purchase Price Allocation Schedule, as finally determined, and not take any position during the course of any audit or other proceeding that is inconsistent with the Purchase Price Allocation Schedule, as finally determined, unless otherwise required by a determination of a Governmental Authority that is final.

ARTICLE X

Termination

10.1	Termination. This Agreement may be terminated only as follows:

(a)          by the mutual written consent of Seller and Buyer at any time prior to the Closing;

(b)          Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event (i) Seller has within the then previous five (5) Business Days given Buyer any notice pursuant to Section 4.6 and (ii) the development, misstatement or omission that is the subject of the notice has had, or could reasonably be expected to have, a Material Adverse Effect;

(c)          Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached any material representation and warranty, covenant or agreement contained in this Agreement in any material respect which has prevented the satisfaction of any condition in Article VI to the obligations of Buyer at the Closing, Buyer has notified Seller of the breach and the breach has continued without cure for a period of ten (10) days after the notice of such breach or (ii) if the Closing shall not have occurred on or before March 18, 2016 by reason of the failure to satisfy any condition precedent under Article VI, or if it becomes apparent that any of such conditions will not be fulfilled by such date (unless the failure results primarily from Buyer breaching any representation and warranty, covenant or agreement contained in this Agreement); and

(d)          Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any material representation and warranty, covenant or agreement contained in this Agreement in any material respect which has prevented the satisfaction of any condition in Article VII to the obligations of Seller at the Closing, Seller has notified Buyer of the breach and the breach has continued without cure for a period of ten (10) days after the notice of such breach or (ii) if the Closing shall not have occurred on or before March 18, 2016 by reason of the failure to satisfy any condition precedent under Article VII, or if it becomes apparent that any of such conditions will not be fulfilled by such date (unless the failure results primarily from Seller breaching any representation and warranty, covenant or agreement contained in this Agreement).

10.2       Effect on Obligations. The termination of this Agreement pursuant to this Article X shall terminate all rights and obligations of the parties hereunder and no party shall have any liability to the other party hereunder, except that Article XIII, the Confidentiality Agreement, the last sentence of Section 4.3, Section 5.1(b) and this Section 10.2 shall survive such termination, and provided that nothing herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement prior to such termination in any manner that shall have proximately contributed to the occurrence of the failure of the Closing to occur.

ARTICLE XI

Indemnification

11.1       Survival. The representations and warranties set forth in Article II and Article III and in the Buyer’s Certificate and Seller’s Certificate shall survive the Closing for a period of 18 months and shall thereupon expire, together with any right to indemnification for breach thereof, and be of no further force or effect, except to the extent a Valid Third Party Claim Notice or Valid Other Claim Notice (each, a “Valid Claim Notice”) shall have been given prior to such date in accordance with Section 11.3 by the party seeking indemnification (the “Indemnified Party”) to the party from whom indemnification is being sought (the “Indemnifying Party”), in which case the representation or warranty alleged in the Valid Claim Notice to have been breached shall survive only to the extent of the claim set forth in the Valid Claim Notice, until such claim is resolved in accordance with this Agreement and any covenant or agreement contained herein to be complied with at or prior to the Closing (the “Pre-Closing Covenants”) shall terminate on the Closing Date and shall therefore be of no further force or effect provided, that the representations and warranties (i) set forth in Sections 2.1 (Acquired Entities’ Organization; Power and Authority; and Qualification), 2.2 (Seller’s Organization; Corporate Authority and Approval), 2.3 (Capitalization), 2.4 (Title to Acquired Equity), 2.10 (Title to Assets), 2.15 (Environmental Matters), 2.20 (Taxes), and (ii) set forth in Sections 3.1 (Organization and Good Standing) and 3.2 (Authority and Approval) (collectively, the “Fundamental Representations”) shall survive for a period beginning on the Closing Date and ending upon the fifth anniversary of the Closing Date. The covenants and agreements contained herein to be complied with after the Closing (other than the covenant and agreement to indemnify against breaches of representations and warranties and Pre-Closing Covenants, which shall expire as set forth in the first sentence of this Section 11.1) shall survive the Closing in accordance with their terms (the “Post-Closing Covenants”).

11.2	Indemnification.

(a)          Seller shall indemnify and defend each of Buyer and its respective Representatives and its Affiliates (collectively the “Buyer Indemnitees”) and shall hold each of them harmless from and against, and shall pay and reimburse them for, any and all Damages that are incurred or suffered by, or imposed upon, any of them as a result of, based upon, or arising from (i) any inaccuracy in or the breach of any of the representations or warranties made by Seller set forth in Article II or in Seller’s Certificate, (ii) any Retained Liabilities (other than Retained Taxes), (iii) any Retained Taxes or (iv) the failure by Seller to perform or comply with any of its Post-Closing Covenants.

(b)          Any recovery by the Buyer Indemnitees for indemnification shall be limited as follows: (i) Buyer Indemnitees shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Section 11.3, so as to constitute a Valid Claim Notice, and within the time period of survival set forth in Section 11.1; (ii) Buyer Indemnitees shall not be entitled to recover any amount for indemnification claims under Section 11.2(a)(i) (other than with respect to Fundamental Representations) except to the extent that the aggregate amount of indemnifiable Damages exceeds the Deductible, in which event (subject to clause (iii) below and Section 11.4(b)) the entire amount that the Buyer Indemnitees are seeking to recover in respect of such indemnifiable claims less the Deductible shall be payable; and (iii) the aggregate amount recoverable by Buyer Indemnitees for indemnification claims under Sections 11.2(a)(i) shall in no event exceed the coverage provided under the R&W Policy. No Damages shall be included in determining whether the Deductible has been reached unless a Valid Claim Notice seeking indemnification for such Damages has been given by Buyer to Seller in accordance with Section 11.3. Notwithstanding anything contained herein to the contrary, the aggregate amount recoverable by Buyer Indemnitees from Seller for any indemnification claims made hereunder shall in no event exceed an amount equal to fifty percent (50%) of the proceeds actually received by Seller pursuant to Section 1.3(b)(iii); provided, however, that such limitation shall not apply with respect to Damages resulting from Seller’s Fraud. Nothing contained in this Section 11.2(b) shall restrict or prohibit Buyer from making and pursuing any claim under the R&W Policy obtained by Buyer in connection with this Agreement.

(c)          Buyer shall indemnify Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) and hold them harmless from and against, and shall pay and reimburse each of them for, any and all Damages that are incurred or suffered by, or imposed upon, any of them as a result of, based upon, or arising from (i) any inaccuracy in or the breach by Buyer of any of the representations or warranties made by Buyer set forth in Article III or in Buyer’s Certificate, (ii) the failure by Buyer to perform or comply with any of its covenants and agreements, (iii) any Assumed Liability or (iv) any Assumed Taxes; provided, however, that (A) Seller Indemnitees shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Section 11.3, so as to constitute a Valid Claim Notice, and within the time period of survival set forth in Section 11.1, and (B) Seller Indemnitees shall not be entitled to recover any amount for indemnification claims under Section 11.2(c)(i) (other than with respect to Fundamental Representations) except to the extent that the aggregate amount of indemnifiable Damages exceeds the Deductible, in which event the entire amount that the Seller Indemnitees are seeking to recover in respect of such indemnifiable claims less the Deductible shall be payable. In no event will Buyer be liable for any Damages with respect to claims under Section 11.2(c)(i) (other than with respect to Fundamental Representations) in an aggregate amount in excess of $5,000,000.00; provided, however, that such limitation shall not apply with respect to Damages resulting from Buyer’s Fraud.

(d)          For purposes of this Article XI, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.

11.3	Procedures for Claims.

(a)          In order for an Indemnified Party to be entitled to any indemnification provided for under this Article XI in respect of, arising out of or involving a claim made by any third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim (a “Third Party Claim Notice”) promptly following receipt by such Indemnified Party of notice of the Third Party Claim, which notification, to be a valid Third Party Claim Notice, with the effect set forth in Sections 11.1 and 11.2 (a “Valid Third Party Claim Notice”), must be accompanied by a copy of the written notice (if any) of the third party claimant to the Indemnified Party asserting the Third Party Claim; provided, that the failure to provide such notice promptly (so long as a Valid Third Party Claim Notice is given before the expiration of the applicable survival period set forth in Section 11.1) shall not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is prejudiced thereby. The Indemnified Party shall promptly deliver to the Indemnifying Party copies of all other notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)         The Indemnifying Party shall have the right to assume the defense against any such Third Party Claim (including to conduct and control any proceedings or settlement negotiations) with counsel of its own choosing. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim and to employ its own counsel (it being understood that the Indemnifying Party shall control such defense), at its own cost and expense. Prior to the time the Indemnified Party is notified by the Indemnifying Party as to whether the Indemnifying Party will assume the defense of a Third Party Claim, the Indemnified Party shall take all actions reasonably necessary to timely preserve the collective rights of the parties with respect to such Third Party Claim, including responding timely to legal process. If the Indemnifying Party shall decline to assume the defense of a Third Party Claim (or shall fail to notify the Indemnified Party of its election to defend such Third Party Claim) within 30 days after the giving by the Indemnified Party to the Indemnifying Party of a Valid Third Party Claim Notice, the Indemnified Party shall defend against the Third Party Claim and the Indemnifying Party shall be liable to the Indemnified Party for all reasonable fees and expenses incurred by the Indemnified Party in the defense of the Third Party Claim, including the reasonable fees and expenses of counsel employed by the Indemnified Party, if and to the extent that the Indemnifying Party is responsible to indemnify the Indemnified Party for such Third Party Claim under this Agreement. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. Regardless of which party assumes the defense of a Third Party Claim, the parties agree to cooperate in good faith and in all respects with one another and each other’s representatives (including counsel) in connection with the investigation, negotiation, settlement, trial and/or defense of any Third Party Claim or legal proceeding (and any appeal arising therefrom). Such cooperation shall include providing records and information that are relevant to such Third Party Claim, and making employees and officers available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process. The parties shall cooperate with each other in any notifications to and information requests of any insurers.

(c)          In order for an Indemnified Party to be entitled to any indemnification provided for under this Article XI in respect of a claim that does not involve a Third Party Claim being asserted against such Indemnified Party (an “Other Claim”), the Indemnified Party must promptly notify the Indemnifying Party in writing of such Other Claim (the “Other Claim Notice”), which notification, to be a valid Other Claim Notice, with the effect set forth in Sections 11.1 and 11.2 (a “Valid Other Claim Notice”), must certify that the Indemnified Party has in good faith sustained Damages with respect to such claim. The failure by any Indemnified Party to notify the Indemnifying Party promptly of an Other Claim Notice (so long as a Valid Other Claim Notice is given before the expiration of the applicable survival period set forth in Section 11.1) shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 11.2, except to the extent that the Indemnifying Party has been prejudiced by such failure.

(d)          To the extent that there is an inconsistency between this Section 11.3 and Section 9.4 as it relates to a Tax Contest or another matter relating to Taxes, the provisions of Section 9.4 shall govern.

11.4	Other Provisions.

(a)          Notwithstanding anything in this Agreement to the contrary, the indemnification provided in this Article XI shall be the sole and exclusive post-Closing remedy available to the parties hereto for any claim arising under this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby (except for Fraud or a claim for specific performance, injunctive and/or other equitable relief) and no party shall pursue any other remedy or have any recourse against the other party or any of its other assets and properties for any such claim. All amounts payable by one party in indemnification of the other shall be considered an adjustment to the Purchase Price.

(b)          Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that (i) the sole recourse of Buyer for any indemnification claim under Section 11.2(a)(i) (except for Fraud) that is validly established shall be to make claims first against and/or by making a claim under the R&W Policy and thereafter Buyer shall have no recourse against Seller or any of its Affiliates or their other respective assets and properties for any such claim and (ii) with respect to any indemnification claim under Section 11.2(a)(iii), to the extent that such claim is covered by the R&W Policy, Buyer shall proceed first by making a claim under the R&W Policy and solely to the extent recoveries and amounts available to be claimed under the R&W Policy have been exhausted, Buyer shall be entitled to pursue recovery against Seller directly, in all cases subject to the limitations set forth in this Article XI. Any recovery for any other indemnification claims by Buyer under this Agreement, including claims under Section 11.2(a)(iii) not covered under the R&W Policy, shall be paid directly from Seller, subject to Section 11.2(b).

(c)          In no event shall Seller be liable for punitive damages incurred by Buyer in connection with an Other Claim, it being understood that Seller shall only be liable (subject to the limitations on liability set forth in this Article XI) for punitive damages that are incurred or suffered by a third party and that form a part of the Third Party Claim of such third party.

(d)          Upon making any payment to an Indemnified Party for any indemnification claim under this Agreement (an “Indemnification Payment”), the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party or any Affiliate thereof may have against any other Person(s) (including under any insurance policies) with respect to the subject matter underlying such indemnification claim. The Indemnified Party and its Affiliates shall cooperate with the Indemnifying Party in the pursuit of such rights and shall promptly remit to the Indemnifying Party any payments (up to the amount of the Indemnification Payment) received in respect of such rights.

(e)          An Indemnified Party who has a right to make a claim under any policy of insurance with respect to an indemnified claim made by the Indemnified Party shall use commercially reasonable efforts to make such claim on a prompt and competent basis in the manner required by the insurance carrier. The Indemnified Party shall cooperate fully with the insurance carrier and the Indemnifying Party in the prosecution of the claim or claims. In the event an Indemnified Party receives insurance proceeds with respect to Damages for which the Indemnified Party has made an indemnification claim prior to the date on which the Indemnifying Party is required pursuant to this Article XI to pay such indemnification claim, the indemnification claim shall be reduced by an amount equal to such insurance proceeds received by the Indemnified Party. If such insurance proceeds are received by the Indemnified Party after the date on which the Indemnifying Party pays such indemnification claim to the Indemnified Party, the Indemnified Party shall remit such proceeds to the Indemnifying Party no later than five Business Days after the receipt of such insurance proceeds.

(f)         The parties are in agreement that where one and the same set of facts qualifies under more than one provision entitling Buyer to a claim or remedy under this Agreement, there shall be only one claim or remedy. In particular, the foregoing shall apply if one and the same set of facts would entitle Buyer to rights under this Article XI and a Purchase Price adjustment pursuant to Section 1.3. For avoidance of doubt, it is agreed that Buyer Indemnitees shall not be indemnified, and Seller shall have no liability hereunder, for any Damages relating to any matter to the extent that the Buyer Indemnitees have otherwise been compensated pursuant to an adjustment to the Purchase Price hereunder.

(g)         There shall be no recovery for any Damages or alleged Damages by Buyer for the conduct of any environmental investigatory, monitoring, corrective or remedial action: (i) with respect to any conditions of contamination identified through any environmental sampling or analysis, or any report to any Governmental Authority, in either case which is not required by any Environmental Law, or (ii) except to the extent such action is necessary to attain compliance in the most cost effective manner with Environmental Laws assuming continued commercial or industrial use of the Leased Real Property and the Michigan Property and employing applicable risk based standards and institutional controls.

(h)          Notwithstanding any other provision in this Agreement to the contrary, Seller shall not be liable to, or have any obligation to indemnify, Buyer for any Damages (i) to the extent that such Damages result from or arise out of actions taken by Buyer or any Acquired Entity or any of their respective Affiliates from and after the Closing Date, (ii) to the extent that such Damages result from or are increased by a failure of any Buyer to mitigate damages in accordance with Section 11.4(i), (iii) to the extent that such Damages result from or are increased by the passing of or any change in, after the date hereof, any Law or regulatory or administrative practice of any Governmental Authority in effect on the date hereof and/or (iv) to the extent that an accrual for or reserve against any such Damages was or is included in the Financial Statements or in the calculation of Working Capital (as finally determined).

(i)           The parties shall each use commercially reasonable efforts to mitigate any Damages associated with any claim for indemnification under this Article XI after becoming aware of any event that could reasonably be expected to give rise to any Damages that are indemnifiable or recoverable hereunder.

(j)           Buyer covenants and agrees that any insurance policy(ies) (including the R&W Policy) that insure against a claim that may be covered by the indemnification obligations under Section 11.2(a) obtained or maintained by Buyer and/or any of its Affiliates with respect to this Agreement and/or any of the transactions contemplated hereby will expressly exclude any right of subrogation against Seller (other than for Fraud).

ARTICLE XII

Definitions

12.1        Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acquired Assets” shall mean all right, title and interest of Seller in the following:

(a)         all inventory exclusively related to the Business;

(b)         all accounts receivable generated by the Business;

(c)          all rights in connection with prepaid expenses relating exclusively to the Acquired Assets;

(d)         all furniture, fixtures, equipment, machinery, parts, computer hardware, and all other tangible personal property used exclusively in the operation of the Business and located at any Real Property;

(e)         the leasehold interest created under the leases for the Leased Real Property, including all rights in the improvements and fixtures thereon and all rights and easements appurtenant thereto and any security or similar deposits related thereto;

(f)          all Contracts used primarily or exclusively in the Business, including the Contracts identified on Schedule 12(A) attached hereto, but, in any case, only to the extent such Contracts may be transferred pursuant to this Agreement (collectively, the “Assigned Contracts”);

(g)         all Permits used primarily or exclusively in the Business, including the Permits identified on Schedule 12(B) attached hereto, but only to the extent such Permits may be transferred pursuant to this Agreement;

(h)         the Michigan Property;

(i)          all Intellectual Property owned by Seller and the Acquired Entities, including the Intellectual Property identified on Schedule 12(C) attached hereto, and all goodwill associated exclusively with such Intellectual Property;

(j)          all customer and supplier lists, customer and supplier records and other customer and supplier information, in each case, relating exclusively to the Business;

(k)         all books and records relating exclusively to the Business, including blueprints, drawings and other technical papers, inventory, maintenance and asset history records, ledgers, and books of original entry;

(l)          all employee benefit and welfare plans of Seller used in the Business or covering Hired Employees;

(m)        the Acquired Equity;

(n)         the Executive Agreements; and

(o)        all other assets and properties used exclusively by Seller in the operation of the Business.

“Acquired Entity” shall have the meaning set forth in the recitals to this Agreement.

“Acquired Entity Claim” shall have the meaning set forth in Section 4.7(f).

“Acquired Equity” shall have the meaning set forth in the recitals to this Agreement.

“AFTECH” shall have the meaning set forth in the recitals to this Agreement.

“AFTECH Equity” shall have the meaning set forth in the recitals to this Agreement.

“Affiliate” shall mean, as to any Person, any other Person that directly or indirectly through one of more intermediaries, controls or is controlled by or is under common control with such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Assigned Contract” shall have the meaning set forth in clause (f) of the definition of Acquired Assets.

“Assumed Liabilities” shall mean all liabilities and obligations of the Business as operated by Seller (whether direct or indirect, material or immaterial, matured or unmatured, known or unknown, absolute, accrued, contingent or otherwise), including:

(a)          the trade payables, accrued expenses and other current liabilities related to the Business and incurred in the Ordinary Course;

(b)          all liabilities reflected in the Financial Statements, to the extent such liabilities remain outstanding and unsatisfied as of the Closing, and all liabilities incurred by Seller in the Ordinary Course after the date of the Financial Statements;

(c)          all liabilities and obligations under all Contracts and Permits included in the Acquired Assets;

(d)          all liabilities (including warranty liabilities) with respect to products or services sold or provided on or prior to the Closing Date;

(e)          all liabilities with respect to credits, discounts, returns or allowances in respect of products or services sold or provided on or prior to the Closing Date;

(f)           other than as set forth in clause (g) below, all liabilities and obligations relating to the Real Property;

(g)          all liabilities and obligations arising under Environmental Laws, including any noncompliance with Environmental Laws and any Release of Hazardous Materials to the environment arising after the Closing Date;

(h)          all liabilities and obligations relating and with respect to the Acquired Entities and the Acquired Equity;

(i)           all liabilities and obligations relating to the Hired Employees, including with respect to all employee benefit plans of Seller;

(j)           all liabilities and obligations under the Executive Agreements;

(k)          all liabilities described in Article VIII; and

(l)           all liabilities and obligations for Assumed Taxes.

“Assumed Taxes” shall mean (a) any Taxes of any Acquired Entity for a Post- Closing Tax Period (or portion of any Straddle Period beginning on the Closing Date as determined pursuant to Section 9.2), (b) any Taxes arising in connection with the Business, the Acquired Assets and the Hired Employees for any Post-Closing Tax Period (or portion of any Straddle Period beginning on the Closing Date as determined pursuant to Section 9.2), (c) any Taxes of any Acquired Entity or that relate to the Business, the Acquired Assets or the Hired Employees (in each case, for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the day immediately prior to the Closing Date)) to the extent reserved for as a current liability in the computation of Working Capital, as finally determined, (d) any Taxes resulting from a breach by Buyer of any covenant or other agreement in Article IX and (e) any Transfer Taxes.

“Base Purchase Price” shall have the meaning set forth in Section 1.2(a).

“Benefit Plans” shall mean each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller has any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Bill of Sale” shall have the meaning set forth in Section 1.6(a)(ii).

“Business” shall mean the business operated by Seller and the Acquired Entities of stocking and distributing plastic sheet, plastic rod, plastic tube, plastic film, plastic tape, plastic gaskets and foam and providing related fabrication and value-added services with respect to the foregoing products, including cutting, bending, forming, machining, milling, routing, laminating, spooling and stamping according to customer specifications. Additionally, the Business includes plastic machined parts.

“Buyer Prepared Returns” shall have the meaning set forth in Section 9.1(a).

“Books and Records” shall have the meaning set forth in Section 5.2(a)(ii)(A).

“Business Days” shall mean any day other than a Saturday, Sunday or other day on which banking institutions located in Chicago, Illinois are authorized or obligated by law or executive order to close.

“Business Intellectual Property” shall have the meaning set forth in Section 2.12(b).

“Buyer” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Buyer’s Certificate” shall have the meaning set forth in Section 7.1.

“Buyer Indemnitees” shall have the meaning set forth in Section 11.2(a).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act as in effect as of the Closing Date.

“Closing” shall have the meaning set forth in Section 1.5.

“Closing Date” shall have the meaning set forth in Section 1.5.

“Closing Statement” shall have the meaning set forth in Section 1.3(c).

“Code” shall mean the Internal Revenue Code of 1986.

“Confidentiality Agreement” shall mean that certain confidentiality agreement, dated January 26, 2016, between Prophet Equity and Seller, as executed by William Blair & Company, L.L.C. on behalf of Seller.

“Contract” shall mean any binding contract or agreement.

“Damages” shall mean any actual losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees and disbursements).

“Deductible” shall mean 1.25% of the Base Purchase Price.

“Dispute Notice” shall have the meaning set forth in Section 1.3(d).

“Due Diligence Managers” shall mean Patrick Nally and Aparna Dang.

“Employees” shall have the meaning set forth in Section 2.21.

“Encumbrances” shall mean any liens, security interests and other encumbrances.

“Environmental Laws” shall mean any applicable federal or state statute, law, regulation, ordinance, or other final and legally binding requirement in effect as of the Closing Date regulating or imposing liability related to the protection of worker safety as it relates to exposure to Hazardous Materials or the environment, including CERCLA, SWDA, the Federal Water Pollution Control Act, the Clean Air Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act and the Safe Drinking Water Act.

“Environmental Permits” shall have the meaning set forth in Section 2.15(a)(iii).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” shall have the meaning set forth in Section 1.6(c).

“Escrow Agreement” shall have the meaning set forth in Section 1.6(c).

“Estimated Closing Statement” shall have the meaning set forth in Section 1.3(a).

“Estimated Purchase Price” shall have the meaning set forth in Section 1.3(a).

“Estimated Working Capital” shall have the meaning set forth in Section 1.3(a).

“Exchange Act” shall mean the Securities and Exchange Act of 1934.

“Excluded Claim” shall have the meaning set forth in Section 4.9.

“Executive Agreements” shall mean, collectively, (a) that certain Retention Agreement, dated February 15, 2016, between the Seller and Thomas L. Garrett; (b) that certain Retention Agreement, dated February 15, 2016, between the Seller and Rick Crisp; (c) that certain Retention Agreement, dated February 15, 2016, between the Seller and Michael Tolimierie; (d) that certain Retention Agreement, dated February 15, 2016, between the Seller and Frank Hall; and (e) the Transferred Agreements; provided, however, that the aggregate monetary obligations under the “Retention Agreements” described in (a) – (d) herein shall not exceed $440,000.

“Financial Statements” shall have the meaning set forth in Section 2.7(a).

“Fraud” means an actual and intentional fraud by Seller with respect to the making of the representations and warranties pursuant to Article II or the Seller’s Certificate; provided, that such actual and intentional fraud by Seller shall only be deemed to exist if any of the individuals included in the definition of “Knowledge of Seller” had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made pursuant to Article II or the Seller’s Certificate as qualified by the Seller Disclosure Schedule were actually breached when made and were made with the express intention that Buyer rely thereon to its detriment. For purposes of this Agreement, “Fraud” shall only include common law liability for fraud with respect to the making of the representations and warranties pursuant to Article II or the Seller’s Certificate and shall exclude equitable fraud, promissory fraud, unfair dealings fraud and any other fraud based claim.

“Fundamental Representations” shall have the meaning set forth in Section 11.1.

“GAAP” shall mean United States generally accepted accounting principles in effect as of the applicable time.

“Governmental Authority” shall mean any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator or any other public authority, whether foreign, federal, state or local.

“Governmental Consent” shall have the meaning set forth in Section 2.5.

“Hazardous Materials” shall mean any pollutant, contaminant, hazardous waste or hazardous substance as such terms are defined under any Environmental Law.

“Hired Employees” shall have the meaning set forth in Section 8.1.

“Indemnification Payment” shall have the meaning set forth in Section 11.4(d).

“Indemnified Party” shall have the meaning set forth in Section 11.1.

“Indemnifying Party” shall have the meaning set forth in Section 11.1.

“Independent Accountant” shall mean PwC, or if such firm is unable to serve in such role, such other independent public accounting firm or financial services firm that currently does not audit and has not audited within the past two years Seller or Buyer, or any of their respective Affiliates, as shall be agreed upon by Seller and Buyer or, if an agreement cannot be reached within ten Business Days of the expiration of the 30 Business Day period after the Dispute Notice is delivered from Seller to Buyer, as shall be selected by the American Arbitration Association upon the request of either Seller or Buyer.

“Information Maintenance Period” shall have the meaning set forth in Section 5.1(a)(ii).

“Insurance Claim Costs” shall have the meaning set forth in Section 4.7(a).

“Insurance Expenses” shall have the meaning set forth in Section 4.7(b).

“Insurance Policies” shall have the meaning set forth in Section 2.18.

“Intellectual Property” means all (a) patents and patent applications, including all reissues, divisions, continuations, continuations-in-part, reexaminations and extensions thereof, (b) trademarks, service marks and trade names, together with any registrations and applications in connection therewith and all goodwill associated therewith, (c) copyrights and any registrations and applications in connection therewith, (d) trade secrets and know-how, (e) rights to use web site domain names and (f) computer software, and all documentation and program architecture associated therewith, excluding any commercial off-the-shelf software products and software.

“Intercompany Obligations” shall mean any note, cash advance or payable between the Acquired Entities, on the one hand, and Seller or any of its Affiliates (other than any of the Acquired Entities), on the other hand.

“Interim Balance Sheet” shall mean the balance sheet as at the Interim Balance Sheet Date included in the Financial Statements.

“Interim Balance Sheet Date” shall have the meaning set forth in Section 2.7(a).

“IRS” shall mean the United States Internal Revenue Service.

“Leased Real Property” shall have the meaning set forth in Section 2.13(a).

“Licensed Intellectual Property” shall have the meaning set forth in Section 2.12(b).

“Management-Level Employees” shall mean any employee having a title of manager or greater.

“Material Adverse Effect” shall mean a material adverse effect on the business, properties, results of operations or financial condition of the Business, taken as a whole, but excluding any effect resulting from or relating to (a) general political or economic conditions, general financial and capital market conditions (including interest rates or exchange rates) or general effects on any of the industries in which the Business is engaged, or, in each case, any changes therein (including as a result of (i) an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war or (ii) the occurrence of any other calamity or crisis (including any act of terrorism)), (b) any changes in law or any authoritative interpretations thereof, (c) any changes in GAAP, (d) the public announcement or the becoming public of the transactions contemplated by this Agreement, (e) any action taken or failed to be taken by Seller or any of its Affiliates or representatives at the request of Buyer or that is required or contemplated by this Agreement or any Transaction Document, (f) the failure of the Business to meet any internal forecasts or projections or (g) any action taken by Buyer or any of its Affiliates or representatives.

“Material Contracts” shall have the meaning set forth in Section 2.14.

“Michigan Property” shall mean the real property owned by Seller located at 1652 Gezon Parkway, in the City of Wyoming, Kent County, Michigan.

“Orders” shall mean any orders, rulings, judgments or decrees issued by any Governmental Authority.

“Ordinary Course” shall mean, with respect to a Person, the ordinary course of business of such Person, consistent with past custom and practice.

“Other Claim” shall have the meaning set forth in Section 11.3(c).

“Owned Intellectual Property” shall have the meaning set forth in Section 2.12(b).

“Other Claim Notice” shall have the meaning set forth in Section 11.3(c).

“Permits” shall mean any permits, licenses and authorizations issued by a Governmental Authority.

“Permitted Encumbrances” shall mean (a) liens for Taxes, charges, levies or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Financial Statements; (b) mechanics’, carriers’, workers’, repairmen’s, landlords’, vendors’, materialmen’s and other similar liens arising or incurred in the Ordinary Course with respect to charges not yet due and payable; (c) liens arising or incurred in the Ordinary Course in connection with equipment leases or the leases of the Leased Real Property; (d) liens or pledges incurred in the Ordinary Course in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits; (e) all covenants, conditions, restrictions (including any zoning, building, entitlement, conservation, fire, restriction and other land use, pollution control and Environmental Laws, ordinances and regulations promulgated by Governmental Authorities), easements, rights-of-way and other irregularities in title (including leasehold title) thereto to the extent such Encumbrances that do not materially impair the use or value of the property subject to such Encumbrances; (f) any Encumbrance or other condition relating to any Real Property disclosed on any title commitments, if any, available to Buyer, and any state of facts which a current and accurate survey of the Real Property would disclose; (g) Encumbrances that do not materially impair the use or value of the property subject to such Encumbrances; (h) acts done, or suffered to be done by, and judgments against, Buyer or any of its Affiliates and those claiming by, through or under Buyer or any of its Affiliates; (i) liens that will be released at or prior to the Closing; and (j) liens set forth in Schedule 12(E) attached hereto.

“Person” shall mean any individual, corporation, partnership, association, trust, limited company, limited liability company or other entity or organization.

“PMC” shall have the meaning set forth in the recitals to this Agreement.

“PMC Equity” shall have the meaning set forth in the recitals to this Agreement.

“Post-Closing Covenants” shall have the meaning set forth in Section 11.1.

“Post-Closing Tax Period” means any taxable period that begins on or after the Closing Date.

“Pre-Closing Covenants” shall have the meaning set forth in Section 11.1.

“Pre-Closing Tax Period” means any taxable period that ends on or before the day immediately prior to the Closing Date.

“Purchase Price” shall have the meaning set forth in Section 1.2.

“Purchase Price Allocation Schedule” shall have the meaning set forth in Section 9.7(a).

“R&W Policy” shall have the meaning set forth in Section 5.6.

“Real Property” shall have the meaning set forth in Section 2.13(a).

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing, through, into or upon, any land, soil, surface water, groundwater or air or otherwise into the environment.

“Released Claim” shall have the meaning set forth in Section 4.9.

“Releasee” shall have the meaning set forth in Section 4.9.

“Representative” shall mean, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, financial advisors, and environmental advisors.

“Restricted Business” shall mean stocking and distributing plastic sheet, plastic rod, plastic tube, plastic film, plastic tape, plastic gaskets and foam and providing related fabrication and value-added services with respect to the foregoing products, including cutting, bending, forming, machining, milling, routing, laminating, spooling and stamping according to customer specifications. Additionally, the Restricted Business will include plastic machined parts.

“Restricted Period” shall have the meaning set forth in Section 4.8(a).

“Retained Assets” shall mean all right, title and interest of Seller to the assets, properties and rights of Seller not enumerated as Acquired Assets in the definition thereof and the following assets, properties and rights of Seller which may otherwise be described therein but which are specifically identified below:

(a)          all cash on hand and in banks, cash equivalents, marketable securities, investments and checks received (but not deposited or cleared) less checks issued but not cleared (outstanding checks) (“Retained Cash”);

(b)          bank accounts, checkbooks and cancelled checks;

(c)          rights in and to claims (including for indemnification) and litigation (and, in each case, benefits to the extent they arise therefrom) that relate to Retained Liabilities or relate to, or are made under or pursuant to, other Retained Assets;

(d)          insurance policies and rights with respect to insurance policies, all coverages and proceeds thereunder and rights in connection therewith, and all books and records with respect to such insurance policies and insurance coverage;

(e)          rights arising from prepaid expenses with respect to Retained Liabilities or other Retained Assets hereunder;

(f)          rights under this Agreement and any Transaction Document;

(g)          corporate accounting journals and corporate books of account that comprise permanent accounting or tax records of Seller (including all record relating to the Hired Employees);

(h)          Seller’s corporate documents, seal, minute books, stock record books and other similar documents relating to the organization, maintenance and existence of Seller;

(i)          all Contracts that are necessary for the ownership or operation of a business of, or assets to be retained by, Seller after the Closing, and, to the extent such Contracts were used in connection with the Business prior to the Closing, as set forth on Schedule 12(i);

(j)          all tangible personal property, including information technology infrastructure and equipment, used or held for use in relation to the Business that is shared with other businesses or facilities of Seller or any of its Affiliates (other than solely with the Acquired Entities);

(k)         all computer software and licenses not used primarily or exclusively in the Business, and, to the extent such software and licenses were used in connection with the Business prior to the Closing, as set forth on Schedule 12(k);

(l)          any trade name, trademark, service mark or logo not used exclusively in the operation of the Business, including such items using or incorporating the name “A.M. Castle” and any derivations thereof;

(m)        all records and documents to the extent relating to the Retained Assets or the Retained Liabilities;

(n)         all Permits necessary for the ownership or operation of a business of, or assets to be retained by, Seller after the Closing, and, to the extent such Permits were used in connection with the Business prior to the Closing, as set forth on Schedule 12(n);

(o)          all receivables that are not exclusively related to the Business;

(p)          the assets described on Schedule 12(p) attached hereto; and

(q)          all rights to Tax refunds of Seller.

“Retained Liabilities” shall mean all liabilities and obligations of Seller that are not Assumed Liabilities (including (a) all Retained Taxes of Seller and (b) the engagement letter between Seller and William Blair & Company, L.L.C.).

“Retained Taxes” shall mean (a) any Taxes of the Acquired Entities for any Pre-Closing Tax Period (or portion of a Straddle Period ending on or before the day immediately prior to the Closing Date as determined pursuant to Section 9.2) that are not Assumed Taxes, (b) any Taxes arising in connection with the Business, the Acquired Assets and the Hired Employees for any Pre-Closing Tax Period (or portion of any Straddle Period ending on or before the day immediately prior to the Closing Date as determined pursuant to Section 9.2) that are not Assumed Taxes, (c) any income Taxes of Seller, other than Transfer Taxes, in connection with or related to the sale of the Acquired Assets, (d) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which Seller or any of the Acquired Entities is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, or (e) any obligation on the part of any Acquired Entity to pay Taxes of any Person as a transferee or successor or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date.

“Securities Act” shall mean the Securities Act of 1933.

“Seller” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Seller Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of Article II.

“Seller’s Certificate” shall have the meaning set forth in Section 6.1.

“Seller Indemnitees” shall have the meaning set forth in Section 11.2(c).

“Seller Insurance Parties” shall have the meaning set forth in Section 4.7(a).

“Seller Insurance Policies” shall have the meaning set forth in Section 4.7(a).

“Seller’s Knowledge” (including the correlative “of which Seller becomes aware”) shall mean the actual knowledge of any of the following individuals: Steven Scheinkman, Patrick Anderson, Marec Edgar, Thomas Garrett and Rick Crisp.

“Seller Tax Matter” shall mean (a) amending a Tax Return of the Acquired Entities for a Pre-Closing Tax Period or Straddle Period; (b) extending or waiving the applicable statute of limitations with respect to a Tax of the Acquired Entities for a Pre-Closing Tax Period or Straddle Period; (c) filing any ruling request with any Governmental Authority that relates to Taxes or Tax Returns of the Acquired Entities for a Pre-Closing Tax Period or Straddle Period; (d) any disclosure to, or discussions with, any Governmental Authority regarding any Tax or Tax Returns of the Acquired Entities for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the day immediately prior to the Closing Date), including disclosure to, or discussions with, a Governmental Authority with respect to filing Tax Returns or paying Taxes for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the day immediately prior to the Closing Date) in jurisdictions that the Acquired Entities do not file a Tax Return (or pay Taxes) for such periods; or (e) waiving the right to any Tax refund (or portion thereof) of any Acquired Entity for a Pre-Closing Tax Period or Straddle Period.

“Straddle Period” shall mean any taxable period that includes, but does not end on, the day immediately prior to the Closing Date.

“Subsidiaries” shall mean, with respect to a Person, any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are directly or indirectly owned by such Person.

“SWDA” shall mean the Solid Waste Disposal Act as in effect as of the Closing Date.

“Target Amount” shall mean $29,499,000.

“Tax” or “Taxes” shall mean any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental, alternative or add-on, value added, registration, windfall profits or other tax or customs duties or amount imposed by any Governmental Entity, or any interest, or any penalties, incurred under Laws with respect to taxes.

“Tax Benefit” shall mean any reduction in Taxes payable to a Governmental Authority or any increase in any Tax refund receivable (including any related interest) from a Governmental Authority in the year in which the Damages were incurred.

“Tax Contest” shall have the meaning set forth in Section 9.4(b).

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes and required to be filed with any Government Authority, including any schedule or attachment thereto and any amendment thereof.

“Third Party Claim” shall have the meaning set forth in Section 11.3(a).

“Third Party Claim Notice” shall have the meaning set forth in Section 11.3(a).

“Transaction Documents” shall mean each agreement, instrument or document to be executed by any of the parties hereto or their Affiliates pursuant to this Agreement.

“Transaction Expenses” shall have the meaning set forth in Section 13.1.

“Transferred Agreements” shall mean (a) that certain Change in Control Agreement, dated September 15, 2010, between the Company as successor-in-interest to A.M. Castle & Co. and Thomas J. Garrett; and (b) that certain Severance Agreement, dated December 22, 2010, between the Company as successor-in-interest to A.M. Castle & Co. and Thomas J. Garrett.

“Transfer Taxes” shall have the meaning set forth in Section 9.6.

“Valid Claim Notice” shall have the meaning set forth in Section 11.1.

“Valid Other Claim Notice” shall have the meaning set forth in Section 11.3(c).

“Valid Third Party Claim Notice” shall have the meaning set forth in Section 11.3(a).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988 and applicable regulations.

“Working Capital” shall mean, as of the close of business (local time in the respective offices of Seller and the Acquired Entities) on the day preceding the Closing Date (but without giving effect to any purchase accounting adjustments that arise solely as a result of the transactions contemplated hereby), the sum of the current assets of (i) the Acquired Entities and (ii) the Business as operated by Seller (excluding Retained Cash) minus the sum of the current liabilities of (i) the Acquired Entities and (ii) the Business as operated by Seller, as determined in accordance with and using the same methods, procedures, assumptions and adjustments as set forth on the Working Capital Schedule. For purposes of determining Working Capital, the following shall be excluded from the computation: (A) all liabilities and assets relating to income Taxes (including deferred income Tax items) and (B) Retained Cash.

“Working Capital Adjustment Escrow Amount” shall have the meaning set forth in Section 1.3(b)(iii).

“Working Capital Schedule” shall have the meaning set forth in Section 1.3(a).

12.2        Interpretation. This Agreement has been negotiated by the respective parties hereto and their attorneys, and the language hereof shall not be construed for or against any party based on which party drafted any of the provisions of this Agreement. The table of contents, titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) words using the singular or plural number also shall include the plural and singular number, respectively; (c) the words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; (d) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (e) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require; (f) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person, but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (g) references to a Governmental Authority shall be deemed to include Persons succeeding to the relevant functions of such Governmental Authority; (h) references to laws shall be deemed to mean and include such laws as amended through the date of this Agreement or the Closing Date, as applicable; (i) references to a number of days shall be deemed to refer to calendar days unless such reference is specifically to “Business Days”; and (j) the inclusion of a dollar amount with respect to any representation, warranty, covenant or agreement contained herein shall not be deemed an admission that such amount is a material amount.

ARTICLE XIII

Miscellaneous

13.1        Expenses. Except otherwise expressly provided in this Agreement, Seller, on the one hand, and Buyer, on the other hand, shall pay all costs and expenses incurred by such party or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its financial consultants, accountants and counsel (such fees and expenses incurred by Seller are referred to herein as the “Transaction Expenses”). All costs and expenses incurred by the Acquired Entities prior to the Closing in connection with this Agreement and the transactions contemplated hereby shall be the responsibility of Seller.

13.2        Exclusive Agreement. This Agreement (including the Seller Disclosure Schedule and all Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the sole understanding of the parties with respect to the subject matter hereof.

13.3        Seller Disclosure Schedule. The Seller Disclosure Schedule is arranged in sections and subsections corresponding to the sections and subsections contained in Article II and the other relevant sections and subsections of this Agreement; provided, however, the disclosure of any matter in the Seller Disclosure Schedule shall be deemed to be disclosed with respect to each other section of this Agreement to the extent that such disclosure’s applicability to such other section is reasonably apparent on the face of such disclosure. Any such disclosure shall expressly not be deemed to constitute an admission by Seller or to otherwise imply that any such matter is material for the purposes of this Agreement. The subsections and subheadings used in any section of the Seller Disclosure Schedule are for reference purposes only and shall not in any manner limit the construction of the Seller Disclosure Schedule, and any disclosure made in any subsection or subheading shall be deemed made for all provisions of the corresponding section of this Agreement. Any information provided in the Seller Disclosure Schedule is solely for information purposes, and the inclusion of such information shall not be deemed to enlarge or enhance in any way any of the covenants, agreements, representations or warranties under this Agreement or otherwise alter in any way the terms of this Agreement. References to any document contained in the Seller Disclosure Schedule do not purport to be complete and are qualified in their entirety by the document itself and include all amendments, supplements or modifications thereto whether referenced or not in such disclosure. No reference in the Seller Disclosure Schedule to any Contract shall be construed as an admission that such Contract is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract. No disclosure in the Seller Disclosure Schedule relating to any possible breach or violation of any Contract, law or regulation shall be construed as an admission that any such breach or violation exists or has already occurred. All references in the Seller Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties or similar matters or statements, are intended only to allocate rights and risks among the parties to the Agreement and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any party to the Agreement by any Person who is not a party to the Agreement, or give rise to any claim or benefit to any Person who is not a party to the Agreement.

13.4        No Third-Party Beneficiaries. Except as set forth in Section 4.9 and Section 5.5, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.5        Non-Assignment. Notwithstanding any provision to the contrary contained herein, Seller may, but shall not be obligated to, assign, or cause the assignment to Buyer of, any Contract that is an Acquired Asset but which restricts or prohibits the transfer or assignment thereof or that provides that it may not be transferred or assigned without the consent of another Person and for which the appropriate consent to the transfer and assignment thereof is not obtained, but in any such event, Seller shall, to the extent and only if reasonably necessary in order to provide the benefits thereof to Buyer, at Buyer’s cost and with full and complete indemnification of Seller by Buyer, cooperate with Buyer in any reasonable arrangement designed to provide the benefits thereof to Buyer. Without limiting the generality of any provision elsewhere herein contained, the non-assignability and non-transferability of, and the failure of Seller to assign and transfer, any of the foregoing (or the assignment and transfer by Seller thereof, despite the prohibition or restriction thereof or the failure to obtain the appropriate consent or to fulfill the conditions thereto) shall not alter or in any manner affect its status as an Acquired Asset and/or an Assumed Liability hereunder or relieve Buyer of its obligations or liabilities with respect thereto or in connection therewith. It is the intention of the parties that the “seconding” arrangements contemplated by this Section 13.5 shall be utilized only when there is no reasonable alternative to such arrangement for Buyer.

13.6        Governing Law; Disputes. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Illinois and of the United States of America, in each case, located in Chicago, Illinois for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts). Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Illinois or the United States of America, in each case, located in Chicago, Illinois and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.7        Successors and Assigns. Neither party may assign this Agreement without the prior written consent of the other party. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

13.8        Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be disclosed by the Company pursuant to law or the rules or regulations of any United States or foreign securities exchange, in which case the Company shall give the Buyer notice and a copy of the disclosure regarding the transaction in advance of such issuance and (b) Seller and its Affiliates shall not be prohibited from disclosing to their respective current and prospective stockholders information regarding the historical performance of the Business in the Ordinary Course.

13.9        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the greatest extent possible.

13.10      Specific Performance. Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

13.11      Notices. Any notice, request, consent, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission or other standard forms of written telecommunications, by overnight courier or by registered or certified mail, postage prepaid:

(a)          If to Seller, to:

Total Plastics, Inc.

c/o A.M. Castle & Co.

1420 Kensington Road

Suite 220

Oakbrook, IL 60523

Attn: Chief Financial Officer

Facsimile: (630) 995-9458

Email: pranders@amcastle.com

with a copy to (which shall not constitute notice hereunder):

A.M. Castle & Co.

1420 Kensington Road

Suite 220

Oakbrook, IL 60523

Attn: General Counsel

Facsimile: (630) 995-9458

Email: medgar@amcastle.com

and

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, Illinois 60601

Attention: Timothy D. Kincaid and Michael Melbinger

Telecopy: (312) 558-5700

(b)          If to Buyer, to:

Total Plastics Resources LLC

1460 Main Street

Suite 200

Southlake, Texas 76092

Attention: Ross Gatlin and Brian Hegi

Telecopy: (817) 898-1509

with a copy to (which shall not constitute notice hereunder):

Prophet Equity

1460 Main Street

Suite 200

Southlake, Texas 76092

Attention: David Rex, General Counsel

Telecopy: (817) 898-1509

with a further copy to (which shall not constitute notice hereunder):

Jackson Walker LLP

2323 Ross Avenue

Suite 600

Dallas, Texas 75201

Attention: Kevin Jones

Telecopy: (214) 953-5822

or at such other address for a party as shall be specified by like notice.

13.12       Counterparts. This Agreement may be executed in counterparts (including by means of electronic or facsimile transmissions), each of which shall be deemed to be an original, but all of which together shall constitute but one and the same agreement.

13.13       Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

13.14      Extension; Waiver. At any time the parties may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in this Agreement and waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument signed on behalf of such party. The waiver by any party hereto of a breach of any provision hereunder shall not operate to be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

13.15       Attorney-Client Privilege and Conflict Waiver. Winston & Strawn LLP has represented Seller and its Affiliates, including the Acquired Entities. The parties recognize the commonality of interest that exists and will continue to exist until Closing, and the parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the parties agree (a) Buyer shall not, and shall not cause the Acquired Entities to, seek to have Winston & Strawn LLP disqualified from representing Seller or any of its Affiliates in connection with any dispute that may arise between Seller (or any of its Affiliates) and Buyer or any Acquired Entity in connection with this Agreement or the transactions contemplated hereby and (b) in connection with any dispute that may arise between Seller (or any of its Affiliates) and Buyer or any Acquired Entity, Seller (and not Buyer or the Acquired Entities) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between any Acquired Entity and Winston & Strawn LLP that occurred before the Closing.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first written above.

TOTAL PLASTICS, INC.

By:
Name: Marec E. Edgar
Title: Secretary

TOTAL PLASTICS RESOURCES LLC

By:
Name:
Title:

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first written above.

TOTAL PLASTICS, INC.

By:
Name:
Title:

TOTAL PLASTICS RESOURCES LLC

By:
Name: Ross Gatlin
Title: Manager

Signature Page to Asset Purchase Agreement